SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
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[ ]  Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  ADT Limited

               (Name of Registrant as Specified in Its Charter)

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:


                            ADT Limited Letterhead
                                                                        , 1997
                      IMPORTANT - SPECIAL GENERAL MEETING
                                 July 8, 1997
Dear Fellow Shareholders:

               You are cordially invited to attend a special general meeting of shareholders of ADT Limited ("ADT") scheduled to be held on July 8, 1997 at 9:00 a.m., local time, at Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda.

               As you know, Western Resources, Inc. (together with its subsidiaries, "Western") has announced its intention to commence a hostile offer (the "Western Offer") to acquire your shares in ADT for cash and Western stock that your Board believes to be less than fair value. As part and parcel of its attempt to seize control of ADT, Western has requisitioned this special meeting. The purpose of the special meeting is to consider proposals (the "Western Proposals") to remove the entire existing ADT Board of Directors (the "Board"), including all of ADT's independent directors (who constitute a majority of your Board), and install Western's own employees as the Board.

               Enclosed you will find a proxy statement fully describing your Board's considered views on the Western Offer. We urge you to read this carefully. You will see that your Board's unanimous view is that the Western Offer is inadequate.

               The Western Proposals are not contingent on the outcome of the Western Offer, even though that offer is highly conditional and may never--and in your Board's view does not deserve to--succeed. You are therefore being asked, by Western, to hand over management control of ADT to Western without any certainty that the Western Offer will succeed. If the Western Offer fails--as your Board believes that it should--the effect of approving the Western Proposals would be to give Western management control of ADT for nothing.

               We are sure that you will agree with your Board that this should not be allowed to happen. To ensure that it does not happen, we need your vote. The only way for you to support your Board is to vote against the Western Proposals on the white proxy card sent to you by your Board.

               Your Board of Directors unanimously recommends a vote "AGAINST" the Western Proposals.

               Action to be taken: Enclosed is a white proxy card. YOUR BOARD URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE WHITE PROXY CARD IN
THE ACCOMPANYING ENVELOPE in accordance with the instructions on the card. As noted on the card, to be valid, the card must be received by a registrar of ADT no later than July 7, 1997 at 9:00 a.m., local time. The addresses of ADT's registrars are noted on the card.

               On behalf of everyone at ADT, we thank you for your continued support. We remain committed to acting in the best interests of you, our fellow shareholders, and our Company. If you have any questions, please feel free to call our proxy solicitor, D.F. King, at 1-800-488-8035 (toll-free in the United States), at 0171-600-5005 (in the United Kingdom) or 212-269-5550 (outside the United States and the United Kingdom).

Sincerely,

MICHAEL A. ASHCROFT                STEPHEN J. RUZIKA
   Chairman of the Board and          Chief Financial Officer,
   Chief Executive Officer            Executive Vice President and Director


JOHN E. DANNEBERG            ALAN B. HENDERSON            JAMES S. PASMAN, JR.
    Director                      Director                      Director


W. PETER SLUSSER             WILLIAM W. STINSON           RAYMOND S. TROUBH
    Director                      Director                     Director


                                                       IMPORTANT
              Your vote is important. Please sign, date and promptly mail your white proxy card in the postage prepaid envelope provided. Remember, do not return any proxy card sent to you by Western.

              If your shares are registered in the name of a broker, only your broker can execute a proxy and vote your shares and only after receiving your specific instructions. Please contact the person responsible for your account and direct him or her to execute a proxy on your behalf today. If you have any questions or need further assistance in voting, please contact the firm assisting us in solicitation of proxies:

                                 D.F. King
           Call 1-800-488-8035 (toll-free in the United States)
                 or 0171-600-5005 (in the United Kingdom)
    or 212-269-5550 (outside the United States and the United Kingdom)


              PRELIMINARY PROXY STATEMENT (SUBJECT TO COMPLETION)
                                  ADT LIMITED

                                PROXY STATEMENT
                   BY THE BOARD OF DIRECTORS OF ADT LIMITED
                      IN OPPOSITION TO WESTERN PROPOSALS

      This proxy statement is being furnished by the Board of Directors (the "Board") of ADT Limited (together with its subsidiaries, "ADT" or the "Company") to shareholders of the Company. In this proxy statement, the Board opposes Western Resources, Inc.'s (together with its subsidiaries, "Western") solicitation of proxies (the "Western Solicitation") relating to a special general meeting of shareholders to be held on July 8, 1997 at 9:00 a.m., local time, at Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda (the "Special General Meeting"). This proxy statement and the enclosed proxy card are first
being mailed to shareholders of the Company on or about               , 1997.

      At the Special General Meeting, shareholders will consider and vote upon three proposals of Western (the "Western Proposals"). See "Matters to be Voted upon at the Special General Meeting." Western has stated that the Western Proposals are in furtherance of its attempts to take over the Company by means of its offer to exchange (the "Western Offer") all of ADT's common shares, par value $0.10 per share (the "Common Shares"), for cash and shares of Western common stock, as described in Amendment No. 2 to Western's Registration Statement on Form S-4, dated February 25, 1997 (the "Western Amended S-4"), which includes a Preliminary Prospectus for the Western Offer (the "Western Prospectus"), and as further supplemented by a press release made by Western on March 3, 1997. The Western Solicitation is being conducted
pursuant to a proxy statement dated                   , 1997 (the "Western
Proxy"). If the Western Proposals are successful, Western has announced its intention to proceed with an amalgamation of ADT into a subsidiary of Western. At the Special General Meeting, ADT shareholders may also consider and vote upon any other business that may properly come before the Special General Meeting.

      Western has left no doubt that its objective in precipitating the Special General Meeting is to obtain control of the Company and to have its nominees dismantle the Company's shareholder protections so that Western can attempt to complete what your Board believes is its inadequate offer for the Common Shares of the Company.

      For the reasons set forth below, your Board's unanimous view is that the Western Offer is inadequate. For this and other reasons discussed more fully below, your Board unanimously recommends a vote "AGAINST" the Western Proposals.

      Enclosed is a white proxy card. YOUR BOARD URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE WHITE PROXY CARD IN THE ACCOMPANYING ENVELOPE in accordance with the instructions on the card. As noted on the card, to be valid, the card must be received by a registrar of ADT no later than July 7, 1997 at 9:00 a.m., local time. The addresses of ADT's registrars are noted on the card.

      Your Board urges you not to sign or return any green proxy card sent to you by Western. If you have previously signed a proxy card sent by Western, your Board urges you to sign, date and promptly mail the enclosed white proxy card, which will revoke any earlier dated proxy cards solicited by Western which you may have signed. Remember that it will not help your Board to abstain from returning a proxy card, nor will it help to return a Western proxy card voting to "abstain." The only way for you to support your Board is to vote "AGAINST" the Western Proposals on the white proxy card sent to you by your Board.

      If you have any questions or need further assistance in voting your shares, please contact:


                                   D.F. King
             Call 1-800-488-8035 (toll-free in the United States)
                   or 0171-600-5005 (in the United Kingdom)
      or 212-269-5550 (outside the United States and the United Kingdom)


SUMMARY

      Your Board unanimously recommends a vote "AGAINST" the Western Proposals and, having unanimously concluded that the Western Offer is inadequate and not in the best interest of ADT's shareholders, urges you to "REJECT" the Western Offer. In summary, as discussed in more detail below:

The Future for Investors Is ADT

* Your Board continues to be committed to maximizing value for ADT shareholders.

* Now is not the time for you to sell your investment in ADT -- your Board believes that ADT has strong fundamentals and growth prospects, and that the Western Offer does not reflect the inherent value of ADT.

* ADT is the market leader in the electronic security services business in North America and the United Kingdom, with recurring annualized contractual payments from approximately 1.8 million customers of approximately $920 million at December 31, 1996. Since 1988, when your management team took over at ADT, ADT has had a compound annual growth rate in excess of 36% in its residential security system unit sales.

* Over the past three years ADT's share price has significantly outperformed the market while Western's stock price has significantly underperformed the market. The following chart compares the three year relative stock price performance among ADT, Western, the S&P 400 and the S&P Utilities for the period February 28, 1994 through February 28, 1997:


                                2/28/94       2/28/97
                                -------       -------
      ADT                         100%        214.81%
      S&P 400                     100%        169.00%
      S&P Utilities               100%        120.92%
      Western                     100%         99.18%

* Your Board believes that ADT is well-positioned to continue to lead the ongoing consolidation in the fragmented electronic security services industry, building on its financial strength, management experience, significant economies of scale and brand equity.

* On March 3, 1997 ADT announced a marketing agreement with AT&T Corp. ("AT&T"), one of the leading telecommunications companies in the world. ADT is also pursuing partnering opportunities with premier companies in a variety of industries, including recent arrangements with Radio Shack, USAA and the Century 21, ERA and Coldwell Banker businesses of HFS.

Western's Offer Is Inadequate and Should Be Rejected

* Your Board has unanimously determined that the Western Offer is inadequate and not in the best interests of ADT's shareholders. In making its determination, your Board considered numerous factors that are detailed below. See "Why You Should Vote Against the Western Proposals and Reject the Western Offer -- The Western Offer is Inadequate."

Even Western Acknowledges the Significant Risks Facing Western's Business

* The Western Prospectus discusses certain significant risks facing Western which should be considered by ADT shareholders before deciding whether to accept the proposed Western Offer. Although Western did not include any discussion of these risk factors in its original filings with the SEC, following the SEC review process, Western has apparently concluded that it should provide ADT shareholders with at least some disclosure of the risks facing Western. The risk factors that Western has outlined in the Western Prospectus are reproduced and attached hereto as Schedule C. Although your Board believes that Western has put the best face on these risk factors, the significance of these risks is obvious. In particular, the Western Prospectus describes the following significant risks facing Western and risks of the Western Offer:

     * The risks of deregulation of the utility industry, including the risk that Western will not be able to recover its "stranded costs" in a deregulated energy market. Although Western has failed to disclose the magnitude of these costs, your Board believes that if deregulation were to occur quickly, these costs could total as much as $1,650,000,000 and could increase significantly as a result of the proposed acquisition of Kansas City Power & Light Company ("KCP&L"). To place this exposure in context, Western's retained earnings as of September 30, 1996 were $564 million and its total common stock equity (including retained earnings) as of September 30, 1996 was $1.615 billion.

     * The risk that Western's "business plan" of bundling energy and security services will require the allocation of substantial capital and human resources with no assurance that the operations of the two businesses will be successful.

     *    The fact that, historically, Western has grown more slowly than ADT.

     * The risk that under certain circumstances, the value of the consideration payable pursuant to the Western Offer (the "Exchange Consideration") per Common Share may be less than $22.50 and, that if and at such time that the Western Offer is consummated, the value of the Exchange Consideration may represent a discount to the price per Common Share.

     * The financial risks faced by Western, including increased earnings and cash flow volatility, competitive pricing, the effects of new technology and the potential negative impact of these issues on Western's financial condition and creditworthiness.

          * The risk that adoption of the Western Proposals and consummation of the Western Offer may trigger change of control provisions under debt instruments of a subsidiary of ADT and require Western to refinance or pay the obligations under these debt instruments.

* Your Board believes that the risks disclosed in the Western Prospectus alone provide ample reason to vote AGAINST the Western Proposals and REJECT the Western Offer. Your Board would point out that John E. Hayes, Jr., Chairman and Chief Executive Officer of Western and David C. Wittig, President of Western, together own less than 0.2% of the common stock of Western. Your Board believes you should follow their lead and avoid investing in Western common stock by voting AGAINST the Western Proposals and REJECTING the Western Offer.

Western Is Not a Strong Strategic Partner for ADT

* Your Board believes that Western does not possess the key characteristics that ADT would consider to be most important in identifying a strong strategic partner, including national market position, range of demonstrated high value services, favorable cost structure and prospects for nationwide services coverage.


WHY YOU SHOULD VOTE AGAINST THE WESTERN PROPOSALS
AND REJECT THE WESTERN OFFER

Your Board Continues to Be Committed to Maximizing Value for You -- You Should Maintain a Board that is Independent from Western

* Your Board believes that the interests of the Company and all of its shareholders will be best served by retaining the Company's current Board, a majority of whom are independent. Your Board will continue to act on behalf of the Company and all of its shareholders independently of the interests of Western.

* The Western Proposals are part of Western's unsolicited attempt to obtain control of your Company and to complete its offer to acquire ADT without paying you what your Board considers to be fair and adequate value for your Common Shares. In effect, Western is asking you to appoint its own representatives to determine whether, and on what terms, your Company will be sold to Western. Western has already stated that it believes the Western Offer is in the "best interests" of ADT shareholders and that the Western nominees are committed to taking "all actions necessary to expedite consummation of" the Western Offer and a subsequent amalgamation of the Company with a subsidiary of Western.

* Western's nominees are Western's employees. Your Board believes that, as such, they are likely to act in a manner that will serve the interests of Western. The Western Proxy states that Western's nominees have not made a determination as to whether, if they were elected, they would solicit offers for ADT to maximize value for all of ADT's shareholders. Western admits that the Western nominees' interests could conflict with the interests of shareholders other than Western because the Western nominees are employed by Western. Furthermore, Western has taken the position that if the Western Proposals are adopted, the shareholders of ADT will have effectively approved the Western Offer. Your Board believes that ADT shareholders should vote against the Western Proposals because, if the Western nominees are elected, they will not seek to maximize value for all of ADT's shareholders. In short, your Board believes that Western is attempting to leverage its 27% holding to impose an unfavorable transaction on the Company and the rest of its shareholders.

* Your Board recognizes its fiduciary obligations with respect to any potential transaction involving the Company. As demonstrated by the proposed transaction with Republic Industries, Inc. ("Republic"), in July 1996, pursuant to which Republic was to enter into an amalgamation with ADT (the "Republic Merger"), your Board is open to a transaction that provides fair and adequate consideration to the Company's shareholders. Your Board will consider all bona fide offers presented to it (including from Western) and may recommend a proposal if that proposal reflects the fair and adequate value of the Company, recognizing ADT's favorable prospects going forward.

Now is Not the Time to Sell -- The Western Offer Does Not Reflect the Inherent Value of ADT

* Your Board believes that now is not the right time to sell your investment in ADT. ADT has strong fundamentals and growth prospects and is well-positioned to continue leading the ongoing consolidation in the fragmented electronic security services industry.

* The Company's stock price has outperformed Western's stock price and the market overall. From February 28, 1994 through February 28, 1997, the Company's stock price increased by 114.81%. During the same period, the S&P 400 increased by 69.00% and Western's stock price decreased by 0.82%.

* The maximum stated value of the Western Offer of $22.50 per Common Share represents only an 11.8% premium above the pre-announcement price of the Common Shares and is substantially less than the initial value per Common Share of the proposed Republic Merger that was approved by your Board last summer. Following announcement of the Western Offer, an article in The Wall Street Journal described the Western Offer as providing "a shockingly low premium to ADT shareholders"(1) and one analyst concluded that "the bid is too dependent on paper -- whose value is ultimately too uncertain -- and that that bid is woefully too low."(2)

----------
(1)  Quote taken from an article by Steven Lipin in The Wall Street
     Journal dated December 31, 1996. No permission has been sought or received to quote from, or refer to, published materials cited in this preliminary proxy statement.

(2) Quote taken from a Lehman Brothers report by Jeff Kessler dated December 20, 1996.


ADT Is the Market Leader in the Security Business

* ADT is the market leader in the electronic security services business in North America and in the United Kingdom. In the United States, ADT is more than three times the size of the next largest competitor in terms of revenue. ADT believes that its electronic security services business enjoys high margins, has substantial operating leverage and generates substantial cash flow for re-investment in the business. At the end of 1996, ADT had recurring annualized contractual payments from approximately 1.8 million customers of approximately $920 million.

* Since 1988, ADT's residential security system unit sales have experienced growth at a compound annual rate in excess of 36%. ADT provides electronic security and related services to more than one million residential customers across North America, and the Company believes that, in 1996, through its various channels of distribution, ADT installed a number of new residential security systems that is greater than the entire residential customer base of any of its competitors.

* Separately, as part of its efforts to broaden its distribution system and enhance its marketing strategies, the Company is pursuing partnering opportunities with premier companies in a variety of industries, including local and long distance communications providers, consumer electronics manufacturers, software developers, newspaper and entertainment companies, insurance underwriters and property-management service providers. The Company has recently entered into partnering arrangements with the following companies:

     * AT&T -- one of the leading telecommunications companies in the world;

     * Radio Shack -- ADT systems are now available in approximately 4,500 retail stores where numerous potential customers are exposed to ADT's products;

          * USAA -- approximately 3 million USAA members have the opportunity to lower their premiums through the ADT/USAA Home Security Program; and

          * HFS (through its Century 21, ERA and Coldwell Banker businesses) -- ADT home security systems are now offered through a national network of approximately 10,000 real estate offices.

* Since 1993, ADT has implemented a strategic redeployment of its assets to focus on its core electronic security services business, including (i) the acquisition of Alert Centre, Inc. in 1995, (ii) the acquisition of Automated Security (Holdings) PLC in 1996, (iii) the sale of its European vehicle auction business in December 1995 and
     (iv) the proposed sale of its U.S. vehicle auction business, which was announced in November 1996. The Company believes that it will enjoy significant earnings benefits from these actions.

* ADT derives the majority of its revenue from providing security and data information services to commercial customers--including more than 390 of the companies in the Fortune 500. Since 1992, ADT's new sales to commercial customers have doubled, and revenue derived from installation of commercial systems in the United States has risen from approximately $119 million in 1992 to approximately $214 million in 1996.

* The $12.9 billion U.S. electronic security services industry is highly fragmented and is undergoing consolidation. The industry's top 100 companies, in the aggregate, have approximately 23% of the market, and ADT, the market leader, has approximately 7% of the market. As the market leader, the Company believes that ADT is well-positioned to continue to lead ongoing industry consolidation. Large, integrated security companies, like ADT, that have the ability to operate on a regional or national basis, have a competitive advantage because they can achieve significant economies of scale. Ongoing industry consolidation should enhance these economies of scale and build significant brand equity for the major industry players, including ADT.


ADT Is Well-Positioned to Capitalize on Changes in the Electronic Security Services Industry and to Provide Additional Value to ADT Shareholders

* In addition to ongoing industry consolidation, there have been significant technological advances in the systems used in the electronic security services industry, including improvement in computer telecommunications technology, wider use of semi-conductor components and microprocessor-based control panels and development of digital communications technology. ADT has put such technological advances to creative use, including, for example:

     * By combining basic security services with other services, ADT has recently offered energy management products and services to regulate the temperature and lighting of a customer's premises. This service is provided via a communication protocol that utilizes the premises' existing alternating-current wiring.

          * ADT also launched CarCop[Registered],(3) a revolutionary new concept in personal protection and vehicle security that uses three significant infrastructures: cellular communications, the global positioning satellite system and ADT's 24-hour a day monitoring facilities.

* As a result of the availability of these significant technological advances and as part of the Company's overall strategy, the Company's business is evolving from being primarily an intrusion alarm company into a data information company. As one analyst recently stated, if this evolution is successful "both the margin and growth rate of [ADT] will make it fundamentally different from any other existing security company."(4) ADT's broad customer base, unique national distribution system and highly skilled workforce provide it with a strong capacity to exploit these new technologies, but only if it can maintain the freedom to choose the best technology partners for various possible services.

----------
(3)  [Registered] Registered Trademark

(4) Quote taken from Lehman Brothers report by Jeff Kessler dated February 5, 1997.


The Western Offer is Inadequate

* Your Board has unanimously concluded that the Western Offer is inadequate and not in the best interests of ADT's shareholders. In rendering its conclusion, your Board received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") that the Exchange Consideration to be paid pursuant to the Western Offer is inadequate, from a financial point of view, to the shareholders of ADT other than Western and its affiliates. A copy of such opinion setting forth the assumptions made and matters considered by Merrill Lynch is attached hereto as Schedule D and should be read in its entirety. Your Board recommends a vote against the Western Proposals and recommends that shareholders not tender their Common Shares if Western commences the Western Offer.

* In making this determination, your Board considered numerous factors in addition to the Merrill Lynch opinion referred to above, including among other things the following:

     * your Board's familiarity with, and management's view of, the Company's business, financial condition and results of operations and your Board's belief that the Western Offer does not reflect the inherent value of the Company;

          * your Board's concerns about the long-term value and prospects for appreciation of Western's common stock;

          * your Board's concern as to the limited ability of ADT's shareholders to sell the shares of Western common stock to be issued to them if the Western Offer is consummated, and the potential downward pressure of such sales on the market price for Western's common stock, particularly in light of:

               * the historically low average daily trading volume in Western's common stock (including an average daily trading volume of 202,000 shares since the announcement of the Western Offer);

               * the fact that many ADT shareholders who are oriented toward growth investing may seek to sell the Western common stock received in exchange for their Common Shares; and

                    * the exacerbating effect if the shareholders of KCP&L also seek to sell the shares of Western common stock received by them in the proposed Western/KCP&L merger;

          * the fact that the Western Offer is taxable to ADT shareholders, thereby further reducing the value of the Western Offer;

          * your Board's and management's commitment to protecting the best interests of the shareholders of ADT and enhancing the value of ADT;

          * your Board's belief that the Company's strong fundamentals and growth prospects, including but not limited to partnering opportunities with premier companies in a variety of industries, will produce greater short-term and long-term value for the shareholders of the Company than the Western Offer;

          * the fact that the maximum value of the Western Offer represents a premium of only 11.8% above the pre-announcement closing price per Common Share and your Board's belief that, as described below, the actual value of the Western Offer is likely to be less than the maximum stated value of $22.50 per Common Share;

          * the uncertainties associated with the Western Offer, including:

               * the uncertainties with respect to evaluating the numerous transactions in which Western is currently involved, including the dilutive effect of these transactions on Western's common stock and the cost and availability of financing;

               * the uncertainties resulting from deregulation of the electric utility industry; and

                    * the uncertainty with respect to availability, cost and terms of financing for the Western Offer, and the likelihood that such uncertainty may be heightened if Western increases its offer for ADT; and

          * your Board's belief that Western is not a strong strategic partner for ADT.


The Actual Value of the Western Offer Is Likely to Be Lower than the Maximum Stated Value

* Western has recently (i) completed the acquisition of the security business of Westinghouse Security, (ii) announced a proposed merger with KCP&L, and (iii) launched the offer for ADT. Taken as a whole, these transactions are likely to result in substantial earnings dilution and raise serious concerns about Western's ability to sustain its current dividend practices without additional borrowings or reductions in capital expenditures, which would likely have an adverse effect on Western's financial condition (including its creditworthiness) and could restrict its ability to support growth in its non-utility businesses. In addition, any future equity issuances by Western would dilute the ownership interests of Western stockholders, including, if the Western Offer is consummated, ADT shareholders who retain their Western common stock, and could have a negative impact on the market price for Western's common stock.

* The Company believes that the risks and competitive pressures presented by the deregulation of the utility industry will also negatively impact Western's stock price. Western, when combined with KCP&L, will have increased the concentration of its assets in power generation, and your Board believes that this sector of the utility industry is the most vulnerable to the risks presented by deregulation.

* Western's pro forma financial information assumes that Western will be able to (i) account for the acquisition of KCP&L as a "pooling-of-interests" and (ii) amortize separate identifiable intangible assets and goodwill, if any, that would result from the purchase accounting treatment (as required by United States generally accepted accounting principles ("GAAP")) for an acquisition of ADT over a 40-year period. However, your Board believes that Western may not be able to account for its acquisition of KCP&L as a "pooling-of-interests," in which event Western would either be required to terminate the proposed acquisition of KCP&L or to account for the acquisition as a purchase. If the acquisition is accounted for as a purchase, the combined company will be forced to amortize approximately $1,000,000,000 in goodwill from the acquisition, which will have an adverse effect on the combined company's future earnings.
     Your Board also believes that a substantial portion of the purchase price for any acquisition of ADT by Western would need to be allocated to a separate identifiable intangible asset
     (i.e., customer contracts acquired) which needs to be amortized over its useful life. ADT believes its average customer life is not in excess of 14 years. Western's pro forma financial statements for the ADT transaction do not reflect this appropriate accounting treatment under GAAP, which would significantly reduce the combined company's future earnings.

* Through the KCP&L acquisition, Western will increase its ownership interest in the Wolf Creek Nuclear Operating Corporation to 94%, thereby doubling its investment in nuclear power. This investment represents significant potential stranded costs and poses significant future risks concerning the operations and costs associated with decommissioning this plant. Western is obligated to take power from the Wolf Creek nuclear plant under cost-plus contracts that may increase the costs to Western associated with decommissioning this plant.

* The Western Prospectus describes the uncertainties, risks and competitive pressures resulting from the deregulation of the electric utility industry, each of which may have a negative impact on Western's future earnings and cash flow, including (i) stranded costs, (ii) competition from larger, better capitalized utilities, which is likely to create intense price competition, thereby cutting Western's margins and reducing profitability and
     (iii) the timing of state-by-state deregulation efforts.
     Assuming consummation of the Western/KCP&L transaction, the combined company would only be the 23rd largest utility in the U.S., with a market value of approximately $3.8 billion in an industry where the top six utilities each have market value in excess of $8 billion. Your Board believes that these factors may have a negative impact on Western's financial condition, the market price of its common stock and its ability to sustain its current dividend practices.


Western Is Not a Strong Strategic Partner for ADT

* Western has argued that an amalgamation with ADT will benefit ADT shareholders by combining "ADT's leading international presence and quality brand equity in the security business" with Western's "fast growing security business, strong core utility business and customer service expertise." Your Board understands why shareholders of a slow-growth Kansas utility would benefit by trying to acquire a high-growth international electronic security services company, such as ADT. However, if ADT were to look for a strong North American partner, your Board does not believe that Western possesses the key characteristics which ADT would consider most important in identifying such a partner, including national market positioning, range of demonstrated high value services, favorable cost structure and prospects for nationwide services coverage.

* Your Board does not accept Western's unsupported assertion that ADT shareholders would benefit from an amalgamation with Western. Western has offered no support for the notion that ADT's nationwide customer base would have any interest in buying electric power from a Kansas utility, or even that Western is capable of delivering electric power outside of its Kansas base until some uncertain and unspecified time in the future. In the current regulated environment, Western does not have the ability to sell power to ADT's national customer base. Assuming the consummation of Western's acquisition of KCP&L, the combined company's utility customer base will be concentrated in Kansas, Missouri and Oklahoma. ADT currently operates throughout the United States, and not just in Kansas, Missouri and Oklahoma. If ADT wishes to step up its marketing efforts in Kansas, Missouri and Oklahoma, it is perfectly capable of doing so itself or by partnering with any number of companies that have customers in those markets.

* While Western points to the "fast growth" of its security business, Western has achieved that growth primarily through acquisitions rather than through internally generated growth. During 1996, Western acquired six security businesses and, prior to Western's acquisition of the security business of Westinghouse Security, Western's security business had only 110,000 customers. Western's security business is primarily residential, but ADT derives the majority of its security business revenue from commercial customers. Western has not stated how it would manage ADT's commercial security business, which is far more sophisticated than Western's primarily residential security business.

* Western also argues that its "sound utility expertise" will give the combined entity a competitive advantage. Yet ADT believes it has little to learn from Western about managing a national distribution system and highly skilled workforce. ADT currently operates 231 sales and service offices that perform more than 7,000 on-site customer service visits and handle in excess of 105,000 telephone interactions with customers each day. ADT is the only provider that can supply technical services on multiple types of electronic security systems and related products in every major metropolitan statistical area in North America and the United Kingdom. Unlike utility service providers, ADT's work force has experience in actually providing services inside the customer's premises.

* Your Board does not believe that an amalgamation with Western, given Western's lack of a national presence and small customer base relative to other utilities and premier companies in other industries, would offer any meaningful strategic opportunity to ADT, although Western's electronic security business would obviously benefit from a combination with ADT's much larger and more established security business.


Background

               According to Amendment No. 9 to Western's Schedule 13D with respect to ADT filed with the Securities and Exchange Commission ("SEC") on December 18, 1996 (together with earlier amendments, the "Western Schedule 13D"), Western is currently the beneficial owner of 38,287,111 Common Shares (including 14,115 shares issuable upon exchange of 500 Liquid Yield Option[Trademark] Notes ("LYONs")). This constitutes approximately 27.1% of the total number of Common Shares currently issued and outstanding.

               Since Western began acquiring its Common Shares in early 1996, direct contacts between ADT and Western have been limited and have not included discussions of a business combination. Senior representatives of ADT and Western have met on only one occasion, in early 1996. On that occasion, ADT Chairman Michael Ashcroft and one other ADT director met with representatives of Western to discuss possible joint marketing opportunities relating to certain energy products. However, before substantive discussions could commence on the feasibility of a joint marketing program, it was essential to resolve the issues arising from the fact that Western is a competitor of ADT in the security marketplace. No substantive proposals were put forward by Western, and no further discussions on this topic were held.
In May 1996, Western's Chairman made one brief call to Mr. Ashcroft to attempt to arrange a subsequent meeting. In that call, Western's Chairman mentioned the possibility of a business combination with ADT. However, Western never came forward with any proposal regarding any such business combination, and no further meetings were held.

               Western notified ADT, by letter dated April 2, 1996, of its intention to vote its shares in opposition to the proposed amendment to ADT's 1993 Long Term Incentive Plan (the "Plan Amendment") at ADT's annual general meeting (the "Annual Meeting") on April 11, 1996 and urged the Board to consider withdrawing it from consideration at the Annual Meeting. The Board did not withdraw the Plan Amendment, and ADT's shareholders duly approved it at the Annual Meeting.

               On July 1, 1996, Mr. Ashcroft telephoned Western's Chairman to inform him of the proposed Republic Merger. On July 12, 1996, the Western
Schedule 13D was amended to indicate that Western might determine to oppose the Republic Merger and might choose to exercise its appraisal rights under Bermuda law, although no final decision had yet been taken. On September 13, 1996, the Western Schedule 13D was amended to indicate that Western had determined to oppose the proposed Republic Merger. The termination of the proposed Republic Merger was announced on September 30, 1996. In connection with the Republic Merger, ADT issued to Republic a share purchase warrant for 15,000,000 Common Shares (the "Republic Warrant").

               On December 18, 1996, Western notified the Company of its intention to file with the SEC a preliminary prospectus for the Western Offer. On December 18, 1996, Western filed a notice on ADT to requisition a Special General Meeting of the Company's shareholders to consider the Western Proposals. Western has stated that the purpose of the Western Proposals is to facilitate consummation of the Western Offer. If it obtains control of the Board, Western has stated that its directors intend to eliminate the protections for shareholders contained in the Company's Bye-Laws and a Rights Agreement dated as of November 6, 1996 (the "Rights Plan"). The Board believes Western's attempt to complete its offer in this manner is not in the best interests of ADT shareholders. On January 6, 1997, the Board met to consider the Western Proposals and the Western Offer and set the Special General Meeting for July 8, 1997. On January 7, 1997, the Company sent the Notice of Special Meeting to the holders of its Common Shares that is set forth as Schedule B hereto.

               On January 27, 1997, Western issued a press release announcing that on December 23, 1996, Western made the required Hart-Scott-Rodino Act ("HSR Act") filing with regard to the Western Offer, and that on January 23, 1997, the 30-day waiting period required under the HSR Act expired with no action taken by the antitrust authorities.

               On February 7, 1997, Western and KCP&L issued a joint press release announcing that the two companies had entered into an Agreement and Plan of Merger (the "Western/KCP&L Merger Agreement") pursuant to which KCP&L will merge with and into Western. Under the terms of the Western/KCP&L Merger Agreement, subject to certain conditions, each share of KCP&L common stock will be converted into a number of shares of Western common stock, and Western will be the surviving corporation.

               Pursuant to a demand by Republic, on February 10, 1997, the Company filed a registration statement on Form S-3 registering the 15,000,000 Common Shares to be issued in the event that Republic exercises the Republic Warrant and 86,698 Common Shares held in trust by Mourant & Co. Trustees Limited for the benefit of an employees' share ownership plan of Automated Security (Holdings) PLC, which received Common Shares in connection with ADT's acquisition of Automated Security (Holdings) PLC.

                On February 27, 1997, the Board met to review and deliberate on the terms of the Western Offer with its legal and financial advisors as well as to consider certain other items of business and did not take any action on the Western Offer. As described more fully above, on March 2, 1997, the Board again met with its legal and financial advisors and concluded that the Western Offer as of that date was inadequate.

               On March 3, 1997, Western issued a press release (the "March 3rd Press Release") in which it announced an intention to change the mix of consideration payable pursuant to the Western Offer, but without changing the maximum value of such consideration. Prior to the March 3rd Press Release, Western, in its Preliminary Prospectus, had stated that it intended to commence the Western Offer, upon the terms and subject to the conditions set forth in the Western S-4 and in a related Letter of Transmittal, to exchange $7.50 net in cash and a number of shares of Western common stock valued at a maximum of $15 (depending on a pricing formula) for each of the Common Shares validly tendered on or prior to the Expiration Date (as defined in the Western S-4) of the Western Offer and not properly withdrawn. In the March 3rd Press Release, Western announced that it intended to amend the Western Offer to increase the cash portion of its offer to $10.00 per Common Share and to decrease the number of shares of Western common stock so that the maximum value of the shares of Western common stock exchangeable for each Common Share is $12.50. The March 3rd Press Release states that based on the closing price of Western's common stock on February 28, 1997, ADT shareholders would receive $10.00 in cash plus 0.41322 of a share of Western common stock for each Common Share pursuant to the Western Offer. The precise formula for determining the number of shares of Western common stock to be exchanged for each Common Share pursuant to the Western Offer is not set forth in the March 3rd Press Release. However, the press release does state that ADT shareholders would not receive more than 0.42017 of a share of Western common stock for each Common Share.

               On March 3, 1997, the Board met again with its legal and financial advisors and unanimously concluded that the Western Offer, as amended by the March 3rd Press Release, was inadequate. In connection therewith, the Company filed a Schedule 14D-9 setting forth some of the factors the Board considered in reaching such conclusion.

               In order to implement the Board's original intentions in adopting the Rights Plan, on March 2, 1997 the Board resolved to effect certain changes to the Rights Plan as set forth in the First Amendment to Rights Agreement, dated as of March 3, 1997 (the "Amendment"). The Amendment limits the ability to redeem or revoke the Rights Agreement by, inter alia,
(i) amending the definition of a continuing director on the Board ("Continuing Director") to exclude persons elected to the Board as a result of a proxy solicitation or similar shareholder initiative if any participant in such initiative has stated (or a majority of the Board has determined in good faith) that such participant (or its affiliates or associates) intends to take, or may consider taking, any action that would result in (a) that person becoming a person (other than the Company or any employee benefit plan of the Company) that has acquired beneficial ownership of 15% or more of the Common Shares issued and outstanding (or, in the case of any person that beneficially owned more than 15% of the Common Shares on November 4, 1996, that person acquires more than such person owned as of such date) or (b) a merger, consolidation, or sale of a majority of the assets or voting power of the Company which causes the rights to be triggered and (ii) expanding the circumstances in which supplements, deletions or amendments to the Rights Plan must be approved by a majority of Continuing Directors. If the Western Proposals were adopted so that the only members of the Board were the Western nominees, there would be no Continuing Directors on the Board. As a result of the Amendment, the Western nominees would be unable to amend the Rights Plan or redeem the rights issued thereunder, which would negatively affect the ability of Western to complete the Western Offer.

Certain Litigation

               On December 18, 1996, Westar Capital, Inc. ("WCI") filed a complaint in the U.S. District Court for the Southern District of Florida (the "Court") against the Company, the directors of the Company and Republic. The complaint alleges that the Company and its directors breached their fiduciary duties to WCI and the Company's other shareholders (i) by issuing the Republic Warrant in connection with the proposed Republic Merger, (ii) by adopting the Rights Plan, and (iii) by holding shares of the Company in one of the Company's subsidiaries with the intention of voting those shares as needed to entrench existing management. The complaint seeks a court order (i) declaring the Republic Warrant null and void or preventing the Company and Republic from exercising their rights under the Republic Warrant, (ii) directing the Company to redeem the Rights Plan, and (iii) preventing the Company from voting the shares held by its subsidiary. On December 23, 1996, the Court entered an order dismissing the complaint without prejudice on the grounds that the complaint contained inadequate and improper allegations relating to the Court's jurisdiction over the case.

               On December 27, 1996, WCI filed a second complaint with the Court which contains modified allegations relating to the Court's jurisdiction and identical substantive allegations as the prior complaint. On January 3, 1997, WCI filed an amended complaint which, in addition to the allegations made in the prior complaints, alleges that the Company and its directors have attempted to interfere with WCI's voting rights by seeking certain information from WCI pursuant to procedures established in the Company's Bye-Laws. The amended complaint seeks the same relief as the prior complaints and also requests that the Court confirm WCI's voting rights.

               On January 21, 1997, the Court granted WCI leave to file a second amended complaint. The second amended complaint contains the same allegations as the amended complaint and in addition alleges (i) that the Company and its directors breached their fiduciary duties by setting a July 8, 1997 date for a meeting of the Company's shareholders, and (ii) that the Company and its directors violated Section 14(d) of the Securities Exchange Act of 1934 by making a recommendation to the Company's shareholders regarding the tender offer without first making certain filings with the SEC. WCI asks for a court order (i) enjoining the Company from holding the shareholders meeting on July 8, 1997, (ii) compelling the Company to hold the shareholders meeting on or before March 20, 1997, and (iii) declaring that the Company has violated Section 14(d) and enjoining the Company from making any further recommendations relating to the tender offer until the required SEC filings are made.

               On January 23, 1997, WCI filed a motion for a preliminary injunction asking the Court to enjoin the Company from holding the shareholders meeting on July 8, 1997, and compelling the Company to hold the shareholders meeting on or before March 20, 1997. The Company and its directors have filed papers in opposition to WCI's motion. As of this date, the Court has not rendered any decision with respect to plaintiff's motion for a preliminary injunction.

               On January 27, 1997, the Company and its directors filed a motion to dismiss the second amended complaint based on, among other things, the Court's lack of personal jurisdiction over the Company and its directors and for failure to state a claim upon which relief can be granted. WCI has filed papers in opposition to the motion. On February 21, 1997, the Court entered an order ruling that the second amended complaint did not adequately plead personal jurisdiction over the ADT Defendants. On February 27, 1997, WCI filed a third amended complaint. The third amended complaint contains the same allegations as the second amended complaint and contains additional allegations relating to personal jurisdiction.

               On February 19, 1997, WCI filed a motion for an expedited trial on its claims relating to the Republic Warrant and the shares of ADT held by one of ADT's subsidiaries. WCI has also requested that the Court enter an order providing that it be given five days' notice before the Republic Warrant is exercised. The Company and its directors must respond to this motion on or before March 5, 1997.

               The Company and the board of directors believe that the allegations in WCI's third amended complaint are without merit and intend to vigorously defend against them.

               On December 26, 1996, Charles Gachot filed a complaint in the Circuit Court for the Fifteenth Judicial Circuit in Palm Beach County, Florida against the Company, certain of its directors, Western and WCI. The complaint was brought on behalf of a class of all shareholders of the Company and alleges that Western and WCI have breached their fiduciary duties to the Company's shareholders by offering an inadequate price for the outstanding Common Shares. The complaint seeks to enjoin Western and WCI from acquiring the outstanding Common Shares. The complaint also alleges that the Company and its directors have refused to negotiate with Western and WCI and that the Warrant and the Rights Plan are improper. The complaint seeks unspecified monetary relief from all defendants. The Company and the Board believe that the allegations in Gachot's complaint against the Company and the directors are without merit and intend to vigorously defend against them.

               On February 7, 1997, ADT Operations, Inc. ("ADT Operations"), a subsidiary of ADT, filed a complaint in the Supreme Court of the State of New York, County of New York against The Chase Manhattan Bank, N.A. ("Chase").
The complaint states that Chase has been an important lender and financial advisor to ADT Operations since 1993, and that in the course of this business relationship, ADT Operations has disclosed confidential business information to Chase. The complaint asserts that ADT Operations and Chase expressly agreed that Chase would not aid any third party in a hostile takeover bid for ADT. The complaint alleges that Chase is currently aiding Western in its attempt to take control of ADT and that Chase's actions constitute: (i) a breach of an express agreement between Chase and ADT Operations; (ii) a breach of the implied covenant of good faith that is part of the express agreement between Chase and ADT Operations; and (iii) a breach of the fiduciary duties that Chase owes to ADT Operations. The complaint further alleges that Chase breached a confidentiality agreement with ADT Operations by providing Western with confidential and proprietary information about ADT Operations and ADT and by using such information in assessing whether to aid Western in Western's hostile takeover bid. The complaint also alleges that Chase negligently and/or fraudulently failed to disclose to ADT Operations that Chase was advising Western regarding a possible hostile takeover bid for ADT. The complaint seeks $50 million in monetary damages. The complaint also seeks to enjoin Chase from advising, funding, or participating in Western's attempts to take control of ADT and from disclosing any confidential information regarding ADT Operations and ADT.

               On February 7, 1997, ADT Operations filed a motion for a preliminary injunction, seeking to enjoin Chase from: (i) advising, funding, or assisting Western in its efforts to take over ADT or participating in these efforts; and (ii) using or disclosing any confidential information that ADT Operations provided to Chase. In addition, ADT Operations has sought expedited discovery on issues regarding the preliminary injunction. On February 19, 1997, Chase filed papers in opposition to this motion. The motion was argued before the court on February 24, 1997.


Matters to Be Voted upon at the Special General Meeting

The Western Proposals

               Western has presented the following resolutions for consideration at the Special General Meeting:

Proposal 1. The Western Removal Proposal.

               1. RESOLVED, that subject to Resolutions 2 and 3 below being passed all of the present members of the Board of Directors of the Company (the "Board") and any other person who may be a director of the Company at the time of the Meeting be and are hereby removed from the office of director.

Proposal 2. The Western Reduction Proposal.

               2. RESOLVED, FURTHER, that the number of seats on the Board from and after the date of this resolution shall be two (2).

Proposal 3. The Western Election Proposal.

               3. RESOLVED, FINALLY, that the directors of the Company from and after the date of this resolution until the next annual general meeting of the Company or until their successors have been duly elected shall be Steven L. Kitchen and Steven A. Millstein, or if either is unable to serve as a director of the Company due to death, disability or otherwise, any other person designated as a director nominee by Westar Capital, Inc.

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" EACH OF THE WESTERN PROPOSALS.


General

Outstanding Voting Shares

               Notice of the Special General Meeting has been sent to all holders of record of the Common Shares at the close of business on January 3, 1997, which has been fixed as the record date for notice of the Special General Meeting. Except as provided in the Bye-Laws of the Company, all holders of record of the Common Shares on the date of the Special General Meeting will be entitled to attend, and vote at, the Special General Meeting. Outstanding and entitled to vote, as of February 28, 1997, were 141,688,697 Common Shares, including 3,182,787 Common Shares owned by a subsidiary of the Company. Except as set forth above, all of such Common Shares are entitled to vote at the Special General Meeting and, on a poll, each Common Share is entitled to one vote on each matter.

Vote Required

               Common Shares will vote together as a single class with respect to the Western Proposals. The affirmative vote of the majority of Common Shares present and voting at the Special General Meeting is required for the approval of any proposal.

               Pursuant to Bermuda law, only votes cast for a matter constitute affirmative votes. Votes withheld or abstaining from voting are counted for quorum purposes only. At the Special General Meeting not less than two holders of Common Shares present in person or by proxy shall form a quorum for the transaction of business and if a quorum does not assemble within half an hour after the time appointed for the Special General Meeting, the Special General Meeting shall be dissolved.

Voting Your Proxy

               Your Board is soliciting proxies for the Special General Meeting AGAINST the Western Proposals.

               Shares represented by such properly executed proxies will be voted as directed therein on any poll that may be called for. In the event of a poll being called for, and in the absence of direction from a shareholder, proxies held by Michael A. Ashcroft, Stephen J. Ruzika or John D. Campbell will be voted AGAINST the Western Proposals. You may revoke your proxy by giving written notice of revocation to the Secretary of the Company at any time before it is voted, by submitting a later-dated proxy or by attending the Special General Meeting and voting your shares in person.

               A form of proxy is enclosed with this document. You are requested to complete and return this as soon as possible. In order to be valid, all forms of proxy for the Special General Meeting must be completed in accordance with the instructions on them and received by the times and dates set forth below at any of the offices of the Company's registrars, whose names and addresses are set out below:

            In the United States:

            by          on July 7, 1997 (Eastern Standard Time):

            by hand delivery at:

            ADT Limited
            c/o D.F. King & Co., Inc.
            55 Water Street, 20th Floor
            New York, New York 10005

            by mail to:

            ADT Limited
            c/o D.F. King & Co., Inc.
            Wall Street Station
            P.O. Box 411
            New York, New York 10269-0069

            in each case for delivery to the Registrar of the Company.

            In the United Kingdom:

            by       on July 7, 1997 (British Summer Time) by hand or mail at:

            ADT Limited
            c/o D.F. King (Europe) Limited
            Royex House, Aldermanbury Square
            London EC2V 7HR
            United Kingdom

            for delivery to the Registrar of the Company.

            In Bermuda:

            by       on July 7, 1997 (Bermuda Time) by hand or mail at:

            ADT Limited
            c/o AS&K Services Limited
            P.O. Box HM 1179
            Hamilton HM EX
            Bermuda


Security Ownership of Certain Beneficial Owners and Management

               The following table sets forth certain information, with respect to beneficial ownership (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of Common Shares by any person known by the Company to beneficially own more than five per cent of the outstanding Common Shares (i) as at July 1, 1996 by Republic; (ii) as at December 18, 1996 by WCI; (iii) as at December 31, 1996 by FMR Corp. ("FMR"); and (iv) as at February 28, 1997 by (a) all directors of the Company, (b) the named directors and officers of the Company, including three executive officers of subsidiaries of the Company and (c) all directors and executive officers of the Company as a group. An *indicates ownership of less than one per cent of outstanding Common Shares.


                                             Number of
Name of Beneficial Owner                   Common Shares           Per cent of
or Identity of Group                 Beneficially Owned(1),(2)       Class(3)
-------------------------            -------------------------     -----------

Westar Capital, Inc. (4)                    38,287,111                 27.6%
   818 Kansas Avenue
   Topeka, Kansas 66601
FMR Corp.(5)                                 8,416,744                  5.9%
   82 Devonshire Street
   Boston, Massachusetts 02109
Republic Industries, Inc.(6)                15,000,000                  9.8%
   450 East Las Olas Boulevard
   Fort Lauderdale, Florida 33301
M.A. Ashcroft(7)                            11,075,718                  7.5%
J.E. Danneberg                                     102                   *
R.A. Gross                                       2,000                   *
A.B. Henderson                                     621                   *
R.G. Lakey                                           0                   *
J.S. Pasman, Jr.                                 2,000                   *
M.J. Richardson                                282,837                   *
S.J. Ruzika                                  1,157,405                   *
W.P. Slusser                                     2,800                   *
W.W. Stinson                                     3,010                   *
R.S. Troubh                                      2,500                   *
All directors and executive officers
  as a group, 11 persons(8)                 12,528,993                  8.4%

----------
(1) Includes Common Shares which may be acquired upon exercise of the following number of options to purchase Common Shares from the Company exercisable on or within 60 days of February 28, 1997 held by the following persons: M.A. Ashcroft, 9,700,000; R.A. Gross, nil; R.G. Lakey, nil; M.J. Richardson, 270,000 and S.J. Ruzika, 1,141,663.

(2) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any Common Shares which such person has the right to acquire on or within 60 days after February 28, 1997. For purposes of computing the percentage of outstanding Common Shares held by each person or group of persons named above, any security which such person or persons has or have the right to acquire on or within 60 days after February 28, 1997 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3) Based upon Common Shares outstanding on February 28, 1997, but excluding 3,182,787 Common Shares owned by a subsidiary of the Company.

(4) The Company has received an Amendment No. 9 to Schedule 13D dated December 18, 1996 filed with the SEC by WCI, a wholly owned subsidiary of Western Resources Inc., in respect of ownership of 38,287,111 Common Shares. The Company has not attempted to verify independently any of the information contained in the Schedule 13D.

(5) The Company has received an Amendment No. 4 to Schedule 13G dated February 14, 1997 filed with the by SEC in respect of ownership of 8,416,744 of Common Shares at December 31, 1996 by accounts under the discretionary investment management of its wholly owned subsidiaries Fidelity Management Research Company and Fidelity Management Trust Company. As of December 31, 1996, FMR exercised sole voting power with respect to 112,714
    Common Shares and sole dispositive power with respect to 8,416,744
    Common Shares. The Company has not attempted to independently verify any of the information contained in the Schedule 13G.

(6) Republic holds a currently exercisable warrant for 15,000,000 Common Shares with an exercise period due to expire 5:00 p.m. (EST) on March 26, 1997. Under the terms of the Republic Warrant, upon exercise, Republic shall grant to the Chairman of the Company a proxy for as long as Republic owns the Common Shares, irrevocable until two years following the commencement of the exercise period of the Republic Warrant, to vote the Common Shares issued under the Republic Warrant with respect to any matter which shall be voted upon by the shareholders of the Company. The exercise period of the Republic Warrant expires six months from the date of termination of the amalgamation agreement concerning the proposed Republic Merger.

(7) The number of Common Shares beneficially owned by Mr. Ashcroft includes 718 Common Shares owned by Mr. Ashcroft's wife.

(8) The address for these officers and directors is the address of the Company.


Directors and Executive Officers

               Set forth below are the names, ages, positions and certain other information concerning the current directors and executive officers of the Company and three executive officers of subsidiaries of the Company as at December 31, 1996.


Name                     Age     Position with Company
----                     ---     ---------------------

Michael A. Ashcroft       50      Chairman of the Board; Chief Executive
                                    Officer
John E. Danneberg         50      Director
Raymond A. Gross          47      Senior Vice President of ADT Security
                                    Services, Inc.
Alan B. Henderson         63      Director
Ronnie G. Lakey           42      Director of ADT (UK) Holdings PLC
James S. Pasman, Jr.      66      Director
Michael J. Richardson     60      President and Chief Executive Officer of
                                    ADT Automotive, Inc.
Stephen J. Ruzika         41      Chief Financial Officer; Executive Vice
                                    President; Director
W. Peter Slusser          67      Director
William W. Stinson        63      Director
Raymond S. Troubh         70      Director

----------

               Mr. Ashcroft has been Chairman and Chief Executive Officer of the Company since 1984 and is Chairman of the Executive Committee. He was Chairman and Chief Executive Officer of the Company's predecessor company, Hawley Group PLC, from 1977 to 1984. He is the non-executive Chairman of BHI Corporation.

               Mr. Danneberg has been a director of the Company since December 1991 and was previously a director of the Company from 1984 to June 1991. He was the President of Foliage Plant Systems, Inc., an interior landscape contractor, from 1988 to October 1995.

               Mr. Gross has been a Senior Vice President of ADT Security Services, Inc. since March 1, 1996. From August 1993, he was President and Chief Executive Officer of Alert Centre, Inc., which was acquired by ADT in December 1995, and prior to that he was President/General Manager of Cellular One of Ohio from November 1988.

               Mr. Henderson has been a director of the Company since 1992 and is a member of the Audit and Remuneration Committees. He is Chairman of Ranger Oil (UK) Limited, an oil exploration and production company, and has been a director of Ranger Oil (UK) Limited since 1972. He is also Chairman of Abtrust Emerging Economies Investment Trust Plc and Abtrust New Thai Investment Trust Plc, and is a director of Abtrust New Dawn Investment Trust Plc, Energy Capital Investment Company PLC and Greenfriar Investment Company PLC.

               Mr. Lakey has been a director of ADT (UK) Holdings PLC since its incorporation in 1996. He has operational responsibility for the Company's electronic security services operations in Canada and Europe. He has held various positions with the Company since joining in 1987.

               Mr. Pasman has been a director of the Company since 1992 and is a member of the Audit and Remuneration Committees. He was President and Chief Operating Officer of National Intergroup, Inc., an industrial holding company, from 1989 to 1991 and was Chairman and Chief Executive Officer of Kaiser Aluminum and Chemical Corp., an aluminum and chemical company, from 1987 to 1989. He is a director of BEA Income Fund, Inc., BEA Strategic Income Fund, Inc. and BT Insurance Funds Trust.

               Mr. Richardson has been the President and Chief Executive Officer of ADT Automotive, Inc., which supervises the United States vehicle auction services business, since 1982.

               Mr. Ruzika has been a director and Executive Vice President of the Company since 1987, has been Chief Financial Officer since 1989 and President of ADT Security Services, Inc. since 1996. He is a member of the Executive Committee. He was previously Chief Financial Officer of the Company's United States operations. He is also a non-executive director of BHI Corporation.

               Mr. Slusser has been a director of the Company since 1992 and is a member of the Audit and Remuneration Committees. He has been the President of Slusser Associates, Inc., a private investment banking firm in New York City, since 1988 and was previously a managing director and head of mergers and acquisitions at PaineWebber Incorporated. He is a director of Ampex Corporation, a leading producer of high performance television and data storage recording systems.

               Mr. Stinson has been a director of the Company since 1991. He retired as Chairman and Chief Executive Officer of Canadian Pacific Limited in 1996 after serving as Chief Executive Officer for 11 years. He remains a director of that company. He is also a director of Laidlaw, Inc., Western Star Trucks Inc., Sun Life Assurance Company of Canada, and a number of other corporations.

               Mr. Troubh has been a director of the Company since 1991 and is a member of the Audit and Remuneration Committees. He has been an independent financial consultant since 1974. He is a director of America West Airlines, Inc., ARIAD Pharmaceuticals, Inc., Becton, Dickinson and Company, Diamond Offshore Drilling, Inc., Foundation Health Corporation, General American Investors Company, Inc., Olsten Corporation, Petrie Stores Corporation, Time Warner Inc., Triarc Companies, Inc. and WHX Corporation.

               Each director is currently serving a term which expires at the next annual general meeting. Each such director is eligible for re-election. Under the Bye-Laws of the Company, no person other than a director retiring at a General Meeting of the Company shall, unless recommended by the directors, be eligible for election to the office of director unless, between six and 28 days before the meeting date, the Secretary of the Company has been given, by a shareholder of the Company (other than the person to be proposed) entitled to attend and vote at the annual general meeting or special general meeting, written notice of his intention to propose such person for election and also written notice, signed by the person to be proposed, of his willingness to be elected. A director may hold any other office or position of profit under the Company (other than the office of Auditor) in conjunction with this office of director for such period and on such terms as the Company may from time to time determine in general meeting.

Meetings and Committees of the Board

               During 1996, there were eleven meetings of the Board. All directors attended at least 75 per cent of the meetings of the Board and of the committees of which they were members.

               The Board has several committees, including an Audit Committee and a Remuneration Committee. The Audit Committee, formed in 1991, and the Remuneration Committee, formed in 1992, each consist entirely of independent directors who are Messrs. Henderson, Pasman, Slusser and Troubh. During 1996, there were four meetings of the Audit Committee and four meetings of the Remuneration Committee. The function of the Audit Committee is to review the services performed by the Company's independent accountants and to review and act or report to the Board with respect to the scope of audit procedures and accounting practices. The function of the Remuneration Committee is to review and approve compensation and other employment benefits afforded certain executive officers. The Company has no standing nominating committee.

Compensation of Directors

               Directors who are not employees of the Company are paid an annual director's fee of $25,000 each and are reimbursed for reasonable and customary travel and other expenses incurred in performing their duties.
In addition, Messrs. Henderson, Pasman, Slusser and Troubh are each paid an annual sum of $15,000 for their services on the Audit and Remuneration Committees.


Executive Compensation

Summary Compensation Table

               Shown below is information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1996, 1995 and 1994, of those persons who were, at December 31, 1996 (i) the Chief Executive Officer and (ii) the other four most highly compensated executive officers of the Company, including three executive officers of a subsidiaries of the Company (the "Named Officers").

                                                                              Long-Term
                                                                             Compensation
                                             Annual Compensation(1)             Awards
                                  -------------------------------------      ------------
                                                                             Stock Option        All Other
Name and principal position       Year         Salary           Bonus           Grants         Compensation
---------------------------       ---        ----------      ----------      ------------      ------------

Michael A. Ashcroft(2)            1996       $1,143,844      $2,344,880(2)     5,000,000       $1,330,380(3)
Chairman of the Board;
Chief Executive Officer
                                  1995       $1,089,375      $2,233,219        1,500,000       $1,921,939
                                  1994       $1,037,500      $1,945,313          750,000       $  783,403
Raymond A. Gross                  1996       $  183,353(4)   $   82,500          100,000              -0-
Senior Vice President of
ADT Security Services, Inc.
                                  1995              -0-             -0-              -0-              -0-
                                  1994              -0-             -0-              -0-              -0-
Ronnie G. Lakey                   1996       $  248,962      $  125,000          100,000       $   27,020
Director of ADT (UK)
Holdings PLC
                                  1995       $  195,866      $  140,000           20,000       $   14,822
                                  1994       $  188,827      $   35,000           25,000       $   14,138
Michael J. Richardson(5)          1996       $  335,000      $1,222,705           40,000       $    6,461(6)
Chief Executive Officer of
ADT Automotive, Inc.
                                  1995       $  314,000      $  145,245           50,000       $    6,461
                                  1994       $  300,000      $  115,000           45,000       $    6,480
Stephen J. Ruzika(7)              1996       $  686,306      $1,100,000(8)       208,333       $   40,323(9)
Chief Financial Officer;
Executive Vice President;
Director
                                  1995       $  653,625      $  250,000          500,000       $   37,432
                                  1994       $  622,500      $  200,000          250,000       $   35,639

----------
(1) While officers enjoy certain perquisites, such perquisites did not exceed the lesser of $50,000 or 10 per cent of each officer's salary and bonus. Except as set forth below "Employment Contracts, Termination of Employment and Change in Control Arrangements", a change in control of the Company does not of itself require the payment of any moneys to any of the Named Officers. However, such an event does accelerate the vesting of certain pension rights and the exercisability of certain stock options.

(2) The salary, bonus and all other compensation shown in respect of 1994 and 1995 represent Mr. Ashcroft's entitlement to those amounts. Mr. Ashcroft utilized $2,500,000 of the compensation due to him for 1995, being the whole of his bonus entitlement of $2,233,219 and $266,781 of his other compensation to subscribe for options, at the rate of $2.50 per option, to subscribe for Common Shares. Mr. Ashcroft also utilized $2,500,000 of the compensation due to him for 1994, being the whole of his bonus entitlement of $1,945,313 and $554,687 of his other compensation entitlement to subscribe for these options.

(3) The other compensation due to Mr. Ashcroft in respect of 1996, and referred to in note (2) above, represents the US dollar equivalent of Pound Sterling 851,344 being an amount in lieu of providing Mr. Ashcroft with retirement and death benefits under a defined pension plan. The amounts in respect of 1995 and 1994 were the equivalents of Pound Sterling 1,217,341 and Pound Sterling 511,126, respectively.

(4) Represents salary since joining ADT Security Services, Inc. in March 1996. Mr. Gross's annualized salary for 1996 was $220,000.

(5) The salary amount shown for 1996 represents Mr. Richardson's entitlement to salary in the year. Prior to becoming entitled to receive certain salary, however, Mr. Richardson elected to receive options at the rate of $2.50 per option, to subscribe for Common Shares at an exercise price of $8.625 per share, in lieu of receiving $69,444 in salary (1995-$83,333).

(6) Represents $4,500 contributed to a defined contribution 401(k) pension benefit plan and $1,961 which is the aggregate incremental cost to the Company of providing Mr. Richardson with enhanced group term life insurance benefits.

(7) The salary amount shown for 1996 represents Mr. Ruzika's entitlement to salary in the year. Prior to becoming entitled to receive certain salary, however, Mr. Ruzika elected to receive options at the rate of $2.50 per option, to subscribe for Common Shares at an exercise price of $8.625 per share, in lieu of receiving $80,136 in salary (1995 - $104,167).

(8) Mr. Ruzika earned a bonus for 1996 of $1,100,000 (1995 - $250,000) under a bonus arrangement by which payments are related directly to the performance of the Common Share price.

(9) Represents $37,639 contributed to Mr. Ruzika's retirement income plan in 1996 and $2,684 which is the estimated aggregate incremental cost to the Company of providing Mr. Ruzika with supplemental term life insurance.


Option Grants in Last Fiscal Year

               Shown below are all grants of share options to the Named Officers during the fiscal year ended December 31, 1996. The following table shows, along with certain information, hypothetical realizable values of share options granted for the last fiscal year, at assumed rates of cumulative share price appreciation over the ten-year life of such options. These assumed rates of appreciation are set by the rules of the SEC and are not intended to forecast appreciation of the price of the Common Shares. These hypothetical values have not been discounted to reflect their present values.

                                                                                                       Potential Realizable Value
                                                                                                        at Assumed Annual Rates
                                                                                                       of Share Price Appreciation
                                                        Individual Grants                                   for Option Term(2)
                          --------------------------------------------------------------------------   --------------------------
                                            % of
                                       Total Options                    Exercise
                                          Granted       Market Price       or
                           Options      to Employees          on        Base Price
Name                      Granted(1)   in Fiscal Year   Date of Grant    ($/share)   Expiration Date        5%          10%
----                      ----------   --------------   -------------   ----------   ---------------   -----------  -------------

Michael A. Ashcroft(2)    5,000,000          78.3%           $14.75         $15.00       Aug 4, 2003   $18,468,000   $62,213,000
Raymond A. Gross            100,000           1.6%           $16.375        $16.50       May 6, 2006   $ 1,017,000   $ 2,597,000
Ronnie G. Lakey             100,000           1.6%           $16.375        $16.50       May 6, 2006   $ 1,017,000   $ 2,597,000
Michael J. Richardson        40,000           0.6%           $16.375        $16.50       May 6, 2006   $   407,000   $ 1,039,000
Stephen J. Ruzika(2)        208,333           3.3%           $14.75         $15.00    April 29, 2004   $   931,000   $ 3,046,000

----------
(1) Gains are reported net of the option exercise price but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on option exercises are dependent on the future price performance of the Common Shares as well as the option holders' continued employment through the vesting period. The potential realizable values reflected in this table may not necessarily be achieved.

(2) Mr. Ashcroft and Mr. Ruzika have paid a subscription price for these options of $2.50 per option. Accordingly, for the purpose of valuing these options, $2.50 has been added to the exercise price.


Aggregate Option Exercises in Last Fiscal Year and Year-End Option Values

               Shown below is information with respect to aggregate option exercises by the Named Officers in the fiscal year ended December 31, 1996 and with respect to unexercised options to purchase Common Shares granted in fiscal 1996 and prior years to the Named Officers and held by them at December 31, 1996.

                           Shares Acquired    Value Realized       Number of Unexercised        Value of Unexercised In-the-Money
                           on Exercise of     on Exercise of    Options at Fiscal Year End       Options at Fiscal Year End(1)(2)
                             Options in        Options in       ---------------------------     ---------------------------------
     Name                    Fiscal Year       Fiscal Year       Exercisable  Unexercisable       Exercisable     Unexercisable
     ----                  ---------------    --------------    ------------  -------------       -----------     -------------

Michael A. Ashcroft            825,000          $6,626,250        9,700,000       1,550,000        $65,937,190       $17,493,125
Raymond A. Gross                   -0-                 -0-              -0-         100,000                -0-       $   637,500
Ronnie G. Lakey                 32,000          $  256,016           15,000         145,000        $   208,125       $ 1,209,375
Michael J. Richardson           45,000          $  318,125          270,000         135,000        $ 3,496,750       $ 1,441,875
Stephen J. Ruzika               12,000          $   54,900        1,141,663         516,670        $12,430,900       $ 5,831,080

----------
(1) Based on the closing price of $22.875 per Common Share on December 31, 1996.

(2) Messrs. Ashcroft, Richardson and Ruzika have been granted certain options for which they have paid a subscription price of $2.50 per option. Accordingly, for the purpose of valuing these options, $2.50 has been added to the relevant exercise prices.

Certain Defined Benefit Plans

               The Company does not maintain any defined benefit or actuarial retirement plans ("pension plans"). However, Mr. Lakey, Mr. Richardson and Mr. Ruzika participate in pension plans that are maintained by indirect, wholly owned subsidiaries of the Company. Certain information is set forth below regarding the pension plans in which Mr. Lakey, Mr. Richardson and Mr. Ruzika, as well as other employees of the Company's subsidiaries, participate.

               Mr. Richardson is a participant in the ADT Pension Plan maintained by ADT Group PLC ("ADT Group"). Mr. Richardson is the only Named Officer who participates in the ADT Group's Pension Plan (the "ADT Group Plan"). The ADT Group Plan provides Mr. Richardson an annual benefit payable for life beginning at age 60. The annual benefit is equal to 66.7 per cent of base salary for the three years of the most recent ten years prior to retirement that produce the highest average. Mr. Richardson's annual benefit payable at age 60 for life is Pound Sterling146,095. Since Mr. Richardson has already attained age 60, the benefit payable to him upon his actual retirement will be adjusted based upon his actual retirement date. Benefits payable under the ADT Group Plan are not offset by Social Security benefits.

               ADT, Inc. maintains a supplemental executive retirement plan (the "ADT SERP"). Mr. Lakey and Mr. Ruzika are the only Named Officers who participate in the ADT SERP. Benefits for Mr. Ruzika under the ADT SERP are also supplemented under a Supplemental Benefit Agreement between Mr. Ruzika and ADT Management Services Limited (the "Supplemental Benefit Agreement").

               The ADT SERP provides benefits to Mr. Lakey for a total of 20 years, beginning at age 60. This annual benefit is equal to 60 per cent of Mr. Lakey's base salary for the three consecutive years that produce the highest average. This benefit is reduced by the value of any benefits derived from employer contributions under any other retirement plan maintained by ADT, Inc. or its affiliates. Mr. Lakey's estimated annual benefit payable at age 60 for a total of 20 years, net of the estimated offset attributable to employer contributions under certain defined contribution plans, is $30,764. The estimated offset is based on the assumption that Mr. Lakey will have 27 years of service at age 60. Benefits are not offset by Social Security benefits.

               The ADT SERP and Supplemental Benefit Agreement together provide benefits payable to Mr. Ruzika for a total of 20 years beginning at age 55. This annual benefit is equal to 65 per cent of base salary and bonuses for the three consecutive years that produce the highest average. Effective for benefits accrued after December 31, 1994, the benefit is calculated using base salary including, for this purpose, the purchase price of any options to purchase the Company's shares received in lieu of base salary. This benefit is reduced by the value of any benefits derived from employer contributions under any other retirement plan maintained by ADT, Inc. or its affiliates. Mr. Ruzika's estimated annual benefit payable at age 55 for a total of 20 years, net of the estimated offset attributable to employer contributions under certain defined contribution plans, is $361,802. The estimated offset is based upon the assumption that Mr. Ruzika will have 28 years of service at age 55. Benefits are not offset by Social Security benefits.

Compliance with Reporting Requirements

               The Company believes that, during 1996, all filing requirements under Section 16(a) of the Exchange Act applicable to its officers, directors and beneficial owners of more than 10 per cent of equity securities were complied with on a timely basis.

Employment Contracts, Termination of Employment and Change in Control
Arrangements

               The Company has entered into a written employment agreement with Mr. Ashcroft, dated as of May 8, 1993. An amendment to the agreement was approved on November 4, 1996, which provides that Mr. Ashcroft shall serve as Chairman of the Board and Chief Executive Officer until March 31, 2000, subject to renewal for additional two-year terms thereafter. Mr. Ashcroft's initial base salary was $1,000,000 per annum subject to annual review and adjustment by the Board but may only be reduced by a maximum of 15 per cent during the term of the agreement without Mr. Ashcroft's consent. During 1996, Mr. Ashcroft's base salary was increased to $1,157,625 per annum. Mr. Ashcroft is also eligible for annual bonus payments based upon an earnings-per-share target for the Common Shares set each year, subject to a maximum bonus of $4,000,000. The maximum bonus is payable upon attaining
117.5 per cent of the targeted earnings per share. As a term of the contract, Mr. Ashcroft was granted options to purchase 1,000,000 Common Shares under the ADT 1993 Long Term Incentive Plan, with 50 per cent of such options exercisable at market value on the date of grant, as defined, 25 per cent exercisable at 110 per cent of market value, and 25 per cent exercisable at 120 per cent of market value, vesting in equal annual installments over a three-year period commencing one year from the date of grant and exercisable over a ten-year period. The Company will make annual payments to Mr. Ashcroft calculated to provide him with retirement and death benefits no less favorable than if he were a member of ADT Group Plan. Such annual payments will not be less than $450,000. The Company may terminate the agreement upon Mr. Ashcroft's death, when Mr. Ashcroft attains the age of 60, if Mr. Ashcroft is unable to perform his duties for 180 days due to ill heath, accident or otherwise, if Mr. Ashcroft fails to discharge his duties or engages in conduct that is materially injurious to the Company, or if Mr. Ashcroft willfully and continually commits a material breach of the agreement. Mr. Ashcroft may terminate the agreement upon, among other reasons, a breach by the Company which breach (except for a material breach) is not cured within 30 days, if he is removed from his position as Chairman of the Board or his position as Chief Executive Officer, or if the scope of his duties and responsibilities becomes inconsistent with his position as an officer of the Company.

               Mr. Ashcroft may also terminate the agreement without cause at any time upon 90 days notice. In the event the agreement is terminated pursuant to its terms by the Company or without cause by Mr. Ashcroft upon 90 days notice, Mr. Ashcroft will be entitled to the pro rata portion of his base salary, bonus payment, pension payment and other benefits but will not be entitled to any additional payments. If the agreement is terminated due to a disability, Mr. Ashcroft will be entitled to an additional payment equal to two times his highest base salary. In the event the agreement is terminated by the Company without cause or by Mr. Ashcroft with cause, Mr. Ashcroft will be entitled to a severance payment equal to two times his highest base salary and average bonus payment, annual pension payments for the year of termination and the following two years, and one year of any other benefits previously provided.

               Mr. Ruzika entered into an employment agreement with ADT as of February 26, 1997. The agreement provides that Mr. Ruzika will serve as Chief Financial Officer of ADT and as President of ADT Security Services, Inc., ADT Operations, Inc. and ADT, Inc., subsidiaries of ADT, from March 1, 1997 until February 28, 1999, subject to renewal for additional two-year terms thereafter. Mr. Ruzika's initial annual base salary will be $694,500 and will be subject to annual review for possible adjustments. Mr. Ruzika will also be eligible for annual bonus payments at the discretion of the Company as well as other compensation and benefit plans of the Company including stock option plans. The termination provisions of this agreement provide that in the event that agreement is terminated by ADT without cause or by Mr. Ruzika with cause, Mr. Ruzika will be entitled to receive a severance payment equal to twice his base salary and certain fringe benefits.

               Mr. Lakey entered into an employment agreement with ADT, Inc. as of January 16, 1997. The agreement provides that Mr. Lakey will have operational responsibility for ADT's electronic security operations in Canada and Europe from January 16, 1997 until December 31, 1999, subject to renewal for additional two-year terms thereafter. Mr. Lakey's initial annual base salary will be $265,000. Mr. Lakey will also be eligible for annual bonus payments at the discretion of the Company as well as certain other enumerated benefits and relocation expenses. The termination provisions of this agreement include a term to the effect that, in the event that agreement is terminated by ADT without cause or by Mr. Lakey with cause, Mr. Lakey will be entitled to receive his base salary and certain fringe benefits for two years.

               Under the ADT SERP (and, in the case of Mr. Ruzika, the Supplemental Benefit Agreement), Mr. Ruzika and Mr. Lakey become fully vested in the accrued benefits thereunder upon a Change in Control (as defined below) of the Company or ADT, Inc. Mr. Ruzika also becomes fully vested upon a Change in Control (as defined below) of ADT Management Services Limited. If Mr. Ruzika or Mr. Lakey's employment is terminated within one year from the date of a Change in Control, the terminated executive will receive, in lieu of all other amounts due to him under the ADT SERP (and, in Mr. Ruzika's case, the Supplemental Benefit Agreement), a lump-sum distribution equal to the present value of his accrued benefit and an additional amount calculated under a formula intended to put him in the same after-tax position that he would have been in if he had received a lump-sum distribution of his accrued benefit on his normal retirement date. Under this formula Mr. Ruzika would currently receive an additional amount of approximately $653,295 and Mr. Lakey would currently receive an additional amount of approximately $54,253.

               A "Change in Control" is deemed to have occurred under the ADT SERP if : (1) any person (other than Laidlaw, Inc. or its affiliates, collectively the "Laidlaw Group") acquires more than 40 per cent of the Company's voting stock (the triggering percentage has been reduced from 40 per cent to 35 per cent because the Laidlaw Group's beneficial ownership of the Company's voting stock is less than 20 per cent); (2) the Laidlaw Group becomes the beneficial owner of more than 45 per cent of the Company's outstanding voting stock; (3) there is a change of 50 per cent or more in the composition of the Company's directors during any 3-year period (unless the change in directors was approved by two thirds of the directors in office at the beginning of such 3-year period or directors who had previously been elected with the requisite two thirds approval); (4) a person acquires the legal right to direct the management and policies of the Company (other than by virtue of membership on the board of directors or a committee of the board); (5) the Company ceases to own, directly or indirectly through subsidiaries, at least 80 per cent of the voting stock of ADT, Inc. or (6) the shareholders of either the Company or ADT, Inc. approve a merger, consolidation or a sale or disposition of all, or substantially all, of the assets of the Company or ADT, Inc. as the case may be, with the relevant company not surviving. In the case of Mr. Ruzika, the provisions of (4), (5), and (6) above include a change in the ownership of ADT Management Services Limited (as well as the Company or ADT, Inc.).

               Mr. Richardson entered into an employment agreement with ADT Automotive Holdings, Inc. ("ADT Automotive Holdings"), the corporate parent of ADT Automotive, Inc., as of November 30, 1993. The agreement provides that Mr. Richardson will serve as Chief Executive Officer of ADT Automotive Holdings and its subsidiaries from December 1, 1993 until July 31, 1996, subject to renewal for additional one-year terms thereafter. The agreement was renewed on a year-to-year basis as of July 31, 1996. The agreement provides that the term will be extended for an additional one year period thereafter unless either ADT Automotive Holdings or Mr. Richardson shall have given the other notice of intention not to extend the term six months prior to July 31, 1997. On January 29, 1997, ADT Automotive Holdings and
Mr.  Richardson entered into an agreement which provides that Mr.
Richardson's time to give such notice is extended to and including April
30, 1997. Mr. Richardson's initial annual base salary will be $300,000 and will be subject to annual review for possible increases. Mr.
Richardson will also be eligible for annual bonus payments at the discretion of the Company. The termination provisions of this agreement include a term to the effect that, in the event that agreement is terminated by ADT Automotive Holdings without cause or by Mr. Richardson with cause, Mr. Richardson will be entitled to receive his base salary and certain fringe benefits for two years or the remaining term of the agreement, whichever is longer.

               Mr. Richardson has also entered into an incentive compensation agreement for payment upon the successful sale of ADT Automotive Holdings by the Company. To the extent that the gross consideration for such sale exceeds $430 million, on completion of the sale, ADT has agreed to pay Mr. Richardson one-half of one per cent of such excess. Gross consideration is deemed to be the aggregate of proceeds received by ADT and debt remaining in the auctions group which is assumed by the purchaser other than debt considered to be a component of working capital, including bank overdrafts.

               The Remuneration Committee of the Board has considered the recommendations of the Company's outside independent human resources consultants, and has reviewed industry practices concerning change in control severance benefits. In view of the need to minimize employee distractions and to retain employee loyalty and dedication to the Company and to assure attention to the Company's performance pending resolution of the Western Offer, on February 27, on the recommendation of the Remuneration Committee, the Board unanimously approved a severance agreement between Mr. Gross and ADT Security Services, Inc. in the event of a change of control, which severance arrangement it has determined is fair and consistent with industry practices. The agreement provides that in the event that there is a "Severance Change in Control" (as defined below) of ADT prior to February 9, 2000, and either (x) Mr. Gross's employment is terminated without cause or (y) Mr. Gross terminates his employment for good reason, Mr. Gross shall be entitled to (a) an amount of severance pay equal to twice the total of (i) the higher of his annual full base salary as of the date of termination or as of the date of the Severance Change in Control, calculated on an annualized basis, plus (ii) the amount of the bonus awarded to Mr. Gross, if any, in the year prior to the date of termination and (b) for the twelve-month period following such termination, benefits substantially similar to the higher of those which Mr. Gross is receiving immediately prior to the date of termination or as of the date of the Severance Change in Control. A "Severance Change in Control" is deemed to have occurred under the severance agreement if: (1) any person becomes the beneficial owner of more than 50 per cent of ADT's then-outstanding voting securities; (2) there is a change of 50 per cent or more in the composition of the Company's directors during the term of the agreement (unless the change in directors was approved by two thirds of the directors in office at the beginning of such term or directors who had previously been elected with the requisite two thirds approval); (3) a person acquires the legal right to direct the management and policies of the Company (other than by virtue of membership on the board of directors or a committee of the board); or (4) the shareholders of ADT approve a merger, consolidation or a sale or disposition of all, or substantially all, of the assets of ADT in which ADT is not the surviving entity.

               In 1996, the Remuneration Committee of the Board resolved to increase the subscription price and size of certain share options held by Mr. Ashcroft and Mr. Ruzika. In 1993, Mr. Ashcroft and Mr. Ruzika were granted options to subscribe for 3,000,000 and 125,000 Common Shares respectively at an exercise price of $8.625 per share for which each was required to pay $2.50 per option, representing a total payment of $7,500,000 and $312,500 respectively, as a condition of vesting. In 1996, the exercise price of these options was increased to $15 and the number of related shares was increased to 8,000,000 and 333,333 respectively. All the other material terms and conditions remained unchanged. These changes were approved by the shareholders of the Company. At the time that the Remuneration Committee approved these changes, the closing price of the Common Shares was $14.75. In November 1996, the Remuneration Committee resolved that the options of Mr. Ashcroft be transferable and, at the same time, in return, Mr. Ashcroft agreed to extend the termination date of his employment agreement from March 31, 1998 to March 31, 2000.

               In November 1996, the Remuneration Committee also approved a bonus plan under which Mr. Ruzika is to receive a bonus of $200,000 when the Common Share price exceeds $21.00 for a continuous period of 30 trading days and $200,000 each time the Common Share price exceeds by $1.00 for a continuous period of 30 trading days the share price level at which a bonus payment was previously made. The plan is due to expire in 2001 or such earlier date as the Common Share price exceeds $30.00 for a continuous period of 30 trading days. Should the share price exceed $30.00 within two and one half years, Mr. Ruzika will receive an additional payment of $1,000,000.

Certain Relationships and Related Transactions

               ADT, Inc., a wholly owned subsidiary of ADT, entered into a consulting agreement with John E. Danneberg, one of ADT's directors, as of August 28, 1996. The agreement provides that Mr. Danneberg, as an independent consultant, will serve as Chief Executive Officer of Sonitrol Corporation ("Franchisor") and certain franchisees of Franchisor owned or acquired by affiliates of ADT, Inc. The agreement provides that the initial term of such engagement shall be for a period of six months commencing on September 1, 1996 and shall be automatically renewed on a month to month basis unless written notice is given by ADT, Inc. or Mr. Danneberg not to renew the agreement at least 30 days before the end of such initial term, which notice was not given. Under the terms of the agreement, ADT, Inc. pays Mr. Danneberg a monthly fee of $15,000 and Mr. Danneberg is reimbursed directly for all reasonable out-of-pocket business expenses.

Other Business

               The Company's management does not know of any other matter to be presented for action at the Special General Meeting.


Miscellaneous

Solicitation of Proxies

               The costs of this solicitation of proxies will be borne by the Company. While no precise estimate of this cost can be made at the present time, the Company currently estimates that it will spend a total of
approximately $      for its solicitation of proxies, including expenditures
for attorneys, solicitors, and public relations advisors and advertising, pricing, transportation, litigation and related expenses, but excluding the salaries and wages for regular employees and officers and the normal expenses of an uncontested proxy solicitation for the election of directors. As of
March     , 1997 the Company has incurred proxy solicitation expenses of
approximately $        excluding costs normally expended for a solicitation
for an election of directors in the absence of a contest and excluding costs represented by salaries and wages of regular employees and officers.

               In addition to the use of the mails, certain directors, officers or employees of the Company may solicit proxies by telephone, telecopy or personal contact. The Company will pay for the cost of these solicitations, but these individuals will receive no additional compensation for these solicitation services. The Company has retained D.F. King & Co., Inc. and its affiliate D.F. King (Europe) Limited (collectively, "D.F. King")
at combined estimated fees of not more than $          in the aggregate, plus
reasonable out-of-pocket expenses, to participate in the solicitation of proxies and revocations. The Company also has agreed to indemnify D.F. King against certain liabilities and expenses. The Company estimates that approximately 130 employees of D.F. King will be involved in the solicitation of proxies on behalf of the Company. The Company will also reimburse brokers, fiduciaries, custodians and other nominees, as well as persons holding stock for others who have the right to give voting instructions, for reasonable out-of-pocket expenses incurred in forwarding this proxy statement and related materials to, and obtaining instructions or authorizations relating to such materials from, beneficial owners of the Company's capital stock.

               ADT has retained Merrill Lynch to render financial advisory services to ADT in connection with the evaluation and response to the Western Offer and in connection with strategic, financial and shareholder relations matters arising during the term of Merrill Lynch's engagement. Pursuant to the terms of an engagement letter dated March 3, 1997, ADT has agreed to pay Merrill Lynch for its financial advisory services an initial retainer fee of $1,500,000 and an additional fee of $1,500,000 that is payable on the earlier of (i) the day of the Special General Meeting and (ii) July 8, 1997. If the Western Proposals are defeated at the Special General Meeting and Western votes in favor of the Western Proposals, ADT has agreed to pay Merrill Lynch an additional fee of $3,000,000; alternatively, however, if (i) Western withdraws its Special General Meeting requisition or (ii) the Special General Meeting is cancelled or (iii) Western abstains or votes against the Western Proposals, ADT has agreed to pay Merrill Lynch an additional fee of $1,500,000. In addition, ADT has agreed to pay Merrill Lynch a fee of $2,000,000 on or before July 8, 1997; provided, however, that if during the period Merrill Lynch is retained by ADT under the engagement letter or within one year thereafter, the Company enters into certain specified transactions, and, in connection therewith, the Company has retained Merrill Lynch pursuant to a separate engagement letter, then the Company and Merrill Lynch have agreed that such $2,000,000 fee shall be credited against any fee due and payable to Merrill Lynch pursuant to the terms of such separate engagement letter. ADT has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with Merrill Lynch's activities under the engagement letter, including the reasonable fees and distributions of its legal counsel. ADT has agreed to indemnify Merrill Lynch against certain liabilities arising out of or in connection with its engagement. Merrill Lynch does not admit that it or any of its directors, officers or employees is a "participant," as defined in Schedule 14A promulgated under the Exchange Act, in the solicitation of proxies. In connection with Merrill Lynch's engagement as financial advisor, certain employees of Merrill Lynch may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are shareholders of the Company. Merrill Lynch will not receive any fee for or in connection with such activities by their respective employees apart from the fees they are otherwise entitled to receive as described above.

Shareholder Proposals for 1997 Annual General Meeting

               Shareholder proposals intended to be considered for action at the 1997 Annual General Meeting were required to have been received by the Secretary of the Company on or before November 16, 1996 for review and consideration for inclusion in the proxy statement and form of proxy relating to such meeting.

Absence of Appraisal Rights

               ADT Shareholders do not have appraisal rights with respect to the matters to be voted on at the Special General Meeting.

               If the proposed amalgamation with Western (the "Amalgamation") were proposed and submitted to a vote by ADT shareholders, pursuant to Section 106(6) of the Companies Act, a registered holder of Common Shares who did not vote in favor of the Amalgamation, and who was not satisfied that he or she had been offered fair value for his or her Common Shares, could, within one month of the giving of the notice of the general meeting of ADT shareholders, apply to the Supreme Court of Bermuda (the "Supreme Court") to have the fair value of such Common Shares appraised by the Supreme Court.

               Western has stated that it intends to condition the Amalgamation upon, among other things, holders of not more than 5 per cent of the outstanding Common Shares having perfected appraisal rights with respect to the Amalgamation.

Forward Looking Statements

               ADT may occasionally make statements regarding its business and the markets for its services, including projections of future performance, statements of management's plans and objective's, forecasts of market trends and other matters which, to the extent that they are not historical fact, may constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

               Certain statements contained herein constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements contained herein regarding the consummation and benefits of future acquisitions, as well as expectations with respect to future sales, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of ADT, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward looking statements include, among others, overall economic and business conditions, the demand for ADT's services, competitive factors in the industry, regulatory approvals and uncertainty about the consummation of future acquisitions.

Registered and Principal Executive Offices

               The registered and principal executive offices of the Company are located at Cedar House, 41 Cedar Avenue, Hamilton HM 12, Bermuda. The telephone number there is 441-295-2244. The executive offices of the subsidiary which supervises the Company's North American activities are located in the United States at 1750 Clint Moore Road, Boca Raton, Florida 33431. The telephone number there is 561-988-3600.

   Bermuda,            , 1997

   JOHN D. CAMPBELL, Secretary



                                SCHEDULE A

               Because of the nature of the proposals which are to be brought before the Special General Meeting, the rules of the SEC require the Company to make available to its shareholders certain additional information with respect to "participants" (as such term is defined in Rule 14a-11(b) promulgated under the Exchange Act) in the Board's solicitation. Pursuant to the rules of the SEC, the persons named below together with the directors set forth in this Preliminary Proxy Statement under the heading "Directors and Executive Officers" may be deemed to be participants (each, a "Participant" and collectively, the "Participants") in the solicitation by the Board in opposition to the Western Proposals. As such, set forth below is certain information required pursuant to the rules of the SEC with respect to Participants in such solicitation.

               The following information is with respect to an employee of a subsidiary of ADT Limited who is deemed to be a Participant in the Board's solicitation.

                                                                  Number of
                                                                    Shares
                                                                 Beneficially
     Name                           Position                         Owned
     ----                           --------                     ------------

Angela Entwistle    Marketing & Corporate Communications Manager     29,500


               The business address of the above-named individual is Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda.

               Except as set forth below, none of the Participants has purchased or sold or otherwise obtained or disposed of any securities of the Company since February 7, 1995. None of the Participants owns any securities of the Company of record but not beneficially. Furthermore, none of the Participants has borrowed or otherwise obtained funds for the purpose of acquiring or holding any securities of the Company purchased or sold or otherwise obtained or disposed of within the past two years.

               Set forth below is a summary of the securities of the Company purchased or sold or otherwise acquired since February 7, 1995 by each of the Participants.


  Individual                                 Share Activity
----------------          ----------------------------------------------------

M. A. Ashcroft            Exercised options to purchase 825,000 Common Shares
                            on April 10, 1996.
J. E. Danneberg           None.
A. B. Henderson           None.
J.S. Pasman, Jr.          None.
S. J. Ruzika              Exercised options to purchase 7,000 Common Shares
                            on August 8, 1996.
                          Exercised options to purchase 5,000 Common Shares
                            on November 14, 1996.
W.P. Slusser              Purchased 834 Common Shares in the market on
                            March 20, 1995.
                          Purchased 500 Common Shares in the market on
                            January 4, 1995.
                          Purchased 300 Common Shares in the market on
                            November 8, 1996.
W.W. Stinson              Purchased 3,000 Common Shares in the market on
                            November 7, 1996.
R.S. Troubh               None.
M.J. Richardson           Exercised options to purchase 30,000 Common Shares
                            on April 25, 1995.
                          Exercised options to purchase 20,000 Common Shares
                            on October 12, 1995.
                          Exercised options to purchase 20,000 Common Shares
                            on January 5, 1996.
                          Exercised options to purchase 25,000 Common Shares
                            on March 21, 1996.
                          Sold 10,000 Common Shares on March 14, 1995.
                          Sold 30,000 Common Shares on April 25, 1995.
                          Sold 20,000 Common Shares on October 12, 1995.
                          Sold 20,000 Common Shares on January 5, 1996.
                          Sold 25,000 Common Shares on March 21, 1996.

               Certain contracts, agreements, arrangements and understandings between the Company and each of the employees and directors who are deemed to be Participants with respect to securities of the Company are more fully described under the headings "Executive Compensation" and "Certain Relationship and Related Transactions" in this Preliminary Proxy Statement. Additionally, certain arrangements between the Company and certain officers who are deemed to be Participants with respect to any future employment by the Company or its affiliates and any future transactions to which the Company or any of its affiliates will or may be a party and more fully described under the headings "Executive Compensation" and "Certain Relationship and Related Transactions" of this Preliminary Proxy Statement.

               Other than as disclosed in this Schedule and in the Preliminary Proxy Statement, to the knowledge of the Company, none of ADT, or any of its directors, executive officers or the employees of ADT named in this Schedule has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Special General Meeting.

               Other than as disclosed in this Schedule and in the Preliminary Proxy Statement, to the knowledge of the Company, none of ADT, or any of its directors, executive officers or the employees of ADT named in this Schedule is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of ADT, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

               Other than as set forth in this Schedule and in the Preliminary Proxy Statement, to the knowledge of the Company, none of ADT, or any of its directors, executive officers or the employees of ADT named in this Schedule or any of their associates, has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of ADT's last fiscal year or any currently proposed transactions, or series of similar transactions, to which ADT or any of its subsidiaries was or is to be a party in which the amount involved exceeds $60,000.

               Other than as set forth in this Schedule and in the Preliminary Proxy Statement, to the knowledge of the Company, none of ADT, or any of its directors, executive officers or the employees of ADT named in this Schedule or any of their associates, has any arrangements or understandings with any person with respect to any future employment by ADT or its affiliates or with respect to any future transactions to which ADT or any of its affiliates will or may be a party.

                   INFORMATION CONCERNING MERRILL LYNCH

               ADT has retained Merrill Lynch to act as its financial advisor in connection with the transactions described in the Preliminary Proxy Statement. In addition, Merrill Lynch was retained by ADT in 1996 to act as its financial advisor in connection with the proposed Republic Merger.
Merrill Lynch is an investment banking firm that provides a full range of financial services for institutional and individual clients. Merrill Lynch does not admit that it or any of its directors, officers or employees is a "participant," (as such term is defined in Schedule 14A promulgated under the Exchange Act), in the solicitation by the Board or that such Rule requires the disclosure in the Preliminary Proxy Statement or this Schedule of certain information concerning Merrill Lynch.

               In connection with Merrill Lynch's role as financial advisor to ADT with respect to the transactions in the Preliminary Proxy Statement, Merrill Lynch and the following employees of Merrill Lynch (the "Merrill Lynch Individuals") will communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are shareholders of ADT:


         Name                                   Position
         -----------------                     ------------------------

         Barry Friedberg                       Executive Vice President
         Richard Johnson                       Managing Director
         Huston McCollough                     Managing Director
         Hugh O'Hare                           Vice President
         Robert Simensky                       Vice President
         Paul Bastone                          Associate


               Each Merrill Lynch Individual is engaged in the investment banking business at Merrill Lynch, Pierce, Fenner & Smith Incorporated, World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281-1328, and is employed by Merrill Lynch in the capacity listed beside his or her name.

               In the normal course of its business, Merrill Lynch and its associates (as defined in Rule 14a-1 promulgated under the Exchange Act) regularly buy and sell securities issued by ADT and its affiliates ("ADT Securities") for their own account and for the accounts of their customers, which transactions may result from time to time in Merrill Lynch and its associates having a net "long" or net "short" position in ADT Securities or option contracts or other derivatives in or relating to ADT Securities. It is impracticable, however, owing to the volume of transactions effected by Merrill Lynch and its associates as principal in connection with market making and other dealer activities, as agent in connection with brokerage activities, and as investment advisor in connection with investment advisory activities, to list such transactions involving ADT Securities for the past two years for the purpose of the Preliminary Proxy Statement.

               As of February 28, 1997, Merrill Lynch held positions in ADT Securities as principal as follows: (i) net "short" 769,995 Common Shares;
(ii) net "long" $51,000 par amount of 9.25% Guaranteed Senior Subordinated Notes due August 1, 2003; and (iii) net "long" 31,509 LYONs due 2010, exchangeable for 889,499 Common Shares.

               As of February 28, 1997, Merrill Lynch held positions in ADT Securities as agent as follows: (i) net "long" 2,195,181 Common Shares; (ii) net "long" $4,717,000 par amount of 8.25% Guaranteed Senior Notes due August 1, 2000; (iii) net "long" $2,830,000 par amount of 9.25% Guaranteed Senior Subordinated Notes due August 1, 2003; and (iv) net "long" 31,820 LYONs, exchangeable for 898,278 Common Shares.

               None of the Merrill Lynch Individuals or their associates owned of record or beneficially any ADT Security as of February 28, 1997. None of the Merrill Lynch Individuals or their associates purchased or sold for their own account any ADT Security within the past two years.

               In the normal course of its business, Merrill Lynch finances the securities positions of Merrill Lynch by bank and other borrowings and securities repurchase and borrowing transactions. None of such borrowings or repurchase transactions were entered into specifically for the purpose of financing the purchase ADT Securities.

               Except as disclosed elsewhere in this Schedule or the Preliminary Proxy Statement, and except for customary arrangements with respect to ADT Securities held by Merrill Lynch for the accounts of its customers, none of the Merrill Lynch Individuals, Merrill Lynch or any associate of such persons is or has been, within the past year, a party to any contract, arrangement or understanding with any person with respect to any ADT Securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.
Except as disclosed elsewhere in this Schedule or the Preliminary Proxy Statement, none of the Merrill Lynch Individuals, Merrill Lynch or any associate of such persons has any arrangement or understanding with any person with respect to any future employment by ADT or its affiliates or any future transactions to which ADT or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction which has occurred since the beginning of ADT's last fiscal year or any currently proposed transaction, or series of similar transactions, to which ADT or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000.


                                  SCHEDULE B

                                  ADT LIMITED

                           NOTICE OF SPECIAL MEETING

Notice is hereby given that a Special General Meeting (the "Meeting") of ADT Limited
(the "Company"), will be held on July 8, 1997 at 9:00 a.m., local time, at Cedar House, 41 Cedar Avenue, Hamilton, Bermuda for the purpose of considering and voting upon the following resolutions:

                                  RESOLUTIONS

1. RESOLVED, that subject to Resolutions 2 and 3 below being passed all of the present members of the Board of Directors of the Company (the "Board") and any other person who may be a director of the Company at the time of the Meeting be and are hereby removed from the office of director;

2. RESOLVED, FURTHER, that the number of seats on the Board from and after the date of this resolution shall be two (2);

3. RESOLVED, FINALLY, that the directors of the Company from and after the date of this resolution until the next annual general meeting of the Company or until their successors have been duly elected shall be Steven L. Kitchen and Steven A. Millstein, or if either of them is unable to serve as a director of the Company due to death, disability or otherwise, any other person designated as a director nominee by Westar Capital, Inc.

By Order of the Board of Directors,

John D. Campbell, Secretary
41 Cedar Avenue
Hamilton HM12
Bermuda

January 7, 1997


                                  SCHEDULE C

                            WESTERN RISK FACTORS(5)


               The following information, which was prepared by Western, is taken directly from Amendment No. 2 to the Registration Statement on Form S-4 filed by Western with the Securities and Exchange Commission on February 25, 1997 (the "Western S-4"). No authority has been sought or received to quote from, or refer to, the Western S-4. While ADT has reproduced all of the risk factors from the Western Prospectus in this Schedule D, ADT is not affiliated with either Western or KCP&L. Information concerning Western and KCP&L which has not been made public is not available to ADT. Although ADT has no knowledge that would indicate that statements relating to Western or KCP&L in the following risk factors discussion are inaccurate or incomplete, ADT was not involved in the preparation of such information and statements and, for the foregoing reasons, is not in a position to verify any such information or statements.

----------
(5) These risk factors are taken directly from the Western S-4 and are not endorsed by ADT.

               "In addition to the other information in this Preliminary Prospectus, the following are certain factors that should be considered by ADT Shareholders in evaluating the Offer and an investment in Western Resources Common Stock. This Preliminary Prospectus contains forward-looking statements that involve risks and uncertainties. Western Resources' actual results may differ significantly from the results discussed in the forward looking statements. Factors that might cause such differences are discussed below.

               "REGULATORY UNCERTAINTIES; CHANGING REGULATORY ENVIRONMENT; APPROVAL OF THE KCPL MERGER

               "Electric and natural gas utilities have historically operated in a rate-regulated environment. Federal and state regulatory agencies having jurisdiction over the rates and services of Western Resources and other utilities are in the process of initiating steps that are expected to result in a more competitive environment for utilities' services. Increased competition may create greater risks to the stability of utility earnings. In a deregulated environment, formerly regulated utility companies that are not responsive to a competitive energy marketplace may suffer erosion in market share, revenues and profits as competitors gain access to their service territories. This anticipated increased competition for retail electricity sales may in the future reduce Western Resources' earnings in its formerly regulated businesses.

               "In addition, Western Resources' plan to market together energy and security services is dependent upon the pace of deregulation. While it is impossible to predict with certainty the time period in which such deregulation will occur, if at all, if deregulation fails to occur or does not occur as quickly as may be expected, Western Resources may be hindered in its ability to market energy and security services and such hindrance may negatively impact Western Resources' future earnings and cash flows.

               "ADT Shareholders should consider that through ownership of Western Resources Common Stock they will participate in the vicissitudes of the evolving electric and natural gas utility industries and the deregulation thereof. There can be no assurance that future regulatory and legislative initiatives will not constrain Western Resources' efforts to market together energy and security services.

               "In addition, consummation by Western resources of the KCPL Merger requires the approval of certain regulatory authorities, including the FERC. Western Resources currently contemplates that the KCPL Merger could be completed in the first half of 1998; however, there can be no assurance that it will have received all requisite regulatory approvals prior to such time. Nor can there be any assurance that the KCPL Merger will be consummated or, if consummated, that it will occur by the first half of 1998.

"STRANDED COSTS

               "The term "stranded costs" as it relates to capital intensive utilities has been defined as the carrying costs associated with property, plant and equipment and other regulatory assets at a level which, if fully reflected in rates, would cause prices charged by the utility for delivering energy to exceed those of competitive alternatives in the same market. Regulatory changes, including the introduction of competition, could adversely impact Western Resources' ability to recover its costs in these assets absent the economic effects of rate regulation. Based upon its current evaluation of the various factors and conditions that are expected to impact future cost recovery, Western Resources believes that its net regulatory assets are probable of future recovery. However, there can be no assurance that such recovery will occur as the effect of competition and the amount of regulatory assets which could be recovered in a competitive environment cannot be predicted at this time.

               "BUSINESS PLAN; DIFFICULTY OF INTEGRATING ENERGY AND SECURITY BUSINESS

               "As deregulation in the electric and natural gas utilities industries continues, Western Resources believes that a provider that can market additional services with energy-related services to provide customer convenience will have a market advantage. Western Resources has developed its strategy to expand its business in the deregulated marketplace and has identified the security business as a high growth industry with a product that can be marketed with energy. There can, however, be no assurance that Western Resources' business plan to market together energy and security services will be successful. The fact that Western Resources' business plan involves a market that is as yet undeveloped makes uncertain the extent to which a viable market for marketing energy and security will develop at all.

               "To date, Western Resources has committed substantial capital and human resources to the security industry through Westar Security and the recent acquisition of Westinghouse Security. However, obtaining control of ADT would significantly increase the relative amount of management time and resources that Western Resources allocates to its security business. There can be no assurance that this added commitment will result in continued growth of profitability in Western Resources' security business. There can also be no assurance that Western Resources will be able to integrate successfully the operations of its existing security business with ADT. Difficulties of such assimilation will include the coordination of security operations and the integration of personnel.

               "COMPARATIVELY SLOWER GROWTH THAN ADT

               "Western Resources' growth has historically been slower than ADT's as such growth has been limited to the growth of Western Resources' customer base within its franchised service territory. During the past few years Western Resources' electric sales have grown at an annual rate of approximately 4%. Prior to deregulation, the only opportunity for utilities to experience significant growth was through business combinations with other regulated utilities. Such combinations presented growth opportunities within a finite market. As the energy industry deregulates, Western Resources believes that its combination of security with energy will provide Western Resources with an opportunity to achieve higher growth than could be expected in the historically regulated energy market. However, there can be no assurance that such growth will occur.

"THE EXCHANGE RATIO(6)

               "In considering whether to tender their Shares to Western Resources pursuant to the Offer, ADT Shareholders should consider that, depending on the price of Western Resources Common Stock prior to the Expiration Date, there may be certain circumstances in which the Stock Consideration paid to ADT Shareholders may be less than $15.00 in Western Resources Common Stock. Pursuant to the Offer, each Share will be exchanged for $7.50 net in cash and $15.00 of Western Resources Common Stock as long as the Western Resources Average Price is $29.75 or higher. If the Western Resources Average Price is less than $29.75, each Share will be exchanged for $7.50 net in cash and less than $15.00 in Western Resources Common Stock. ADT Shareholders should be aware that depending upon the Western Resources Average Price, the Offer Consideration paid per Share may be less than $22.50 and, depending upon the per Share price immediately prior to the Expiration Date, may represent a discount to the price per Share at the Expiration Date.

----------
(6) This disclosure was filed by Western before Western supplemented its offer on March 3, 1997. The Company assumes that Western will amend the dollar amounts in this section to reflect the current terms of the Western Offer.


               "EFFECT OF THE OFFER AND THE AMALGAMATION ON WESTERN RESOURCES' FINANCIAL STATUS

               "Expansion into the high growth security business presents financial risks to Western Resources. Western Resources' earnings and cash flow may experience increased volatility due to additional business risks. Such risks include possible slower than expected growth in the security business, competitive pressures on prices and changes in technology.

               "The Offer and the Amalgamation are expected to have a dilutive effect on Western Resources' reported earnings per share in the short term due to the amortization of goodwill. There can also be no assurance that the Offer and Amalgamation will not have a negative impact on Western Resources' financial strength or debt rating, including its ability to raise capital in the future. Following public announcement of Western Resources' proposal to merge with KCPL, debt of Western Resources was placed on CreditWatch with negative implications, a practice that Western Resources believes is standard with respect to companies involved in an announced merger proposal. Since public announcement of the Offer, Standard and Poors has downgraded the credit rating on Western Resources' senior secured debt from A- to BBB+. Moody's has placed Western Resources' debt on review for possible downgrade following public announcement of the Offer, but continues to rate Western Resources First Mortgage Bonds A3. Western Resources does not believe that these changes in its credit rating will materially and adversely impact the business and operations of Western Resources following the Offer and the Amalgamation. However, such changes may increase Western Resources' cost of capital on additional borrowings.

               "CERTAIN DEBT INSTRUMENTS OF ADT OPERATIONS

               "It is Western Resources' current view that satisfaction of the ADT Shareholder Approval Condition and the consummation of the Offer will (i) enable the holders of certain debt instruments of ADT Operations to require repurchase of the securities outstanding thereunder by ADT Operations and (ii) result in the acceleration of certain credit facilities currently available to ADT Operations. See "The Offer -- Source and Amount of Funds." According to ADT's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, the total amount of outstanding debt of ADT Operations under which satisfaction of the ADT Shareholder Approval Condition could constitute a change of control was approximately $1 billion. Since it does not presently appear to be financially attractive for the holders of such debt to require the repurchase of their securities, or to accelerate credit facilities of ADT Operations, Western Resources does not currently believe that these obligations present a material risk to the liquidity of Western Resources following consummation of the Offer and the Amalgamation. Should interest rates increase, however, it may become more financially attractive for certain debt holders of ADT Operations to require the repurchase of their securities, or to accelerate credit facilities of ADT Operations."


                                          SCHEDULE D

                              [Merrill Lynch Letterhead]

                                                                 March 3, 1997
Board of Directors
ADT Limited
Cedar House
41 Cedar Avenue
Hamilton HM12, Bermuda:

Members of the Board:

               We understand that Western Resources, Inc. ("Western") has proposed an exchange offer (the "Offer") for any and all of the outstanding common shares (the "Shares") of ADT Limited ("ADT"), other than Shares owned by Western and its affiliates, pursuant to which the holders of each outstanding Share will be entitled to receive $10.00 per Share net to the seller in cash and $12.50 of Western common stock, par value $5.00 per share (subject to downward adjustment as set forth in the Offer) (the "Exchange Consideration"), for each of their Shares purchased pursuant to the Offer, all as set forth more fully in the draft Offer to Exchange contained in Western's Registration Statement on Form S-4 dated December 18, 1996 ("Western's S-4") and related proxy materials (the "Proxy Materials") filed under Section 14(a) of the Securities Exchange Act of 1934, each as amended to the date hereof.

               You have asked us whether, in our opinion, the proposed Exchange Consideration is adequate to the shareholders of ADT, other than Western and its affiliates, from a financial point of view.

               In arriving at the opinion set forth below, we have among other things:

               (1) reviewed Western's Annual Reports on Form 10-K and related audited financial statements for the five fiscal years ended December 31, 1995, Western's Quarterly Reports on Form 10-Q and the related unaudited financial statements for the quarterly periods ending March 31, 1996 and June 30, 1996 and September 30, 1996, Western's Current Report on Form 8-K, dated December 12, 1996, in connection with the pending sale of its natural gas assets to ONEOK, Inc. ("ONEOK"), Western's Registration Statement on Form S-4 and related proxy materials, as amended to the date hereof, in connection with its exchange offer for all of the outstanding share capital of Kansas City Power & Light Company ("KCPL") and Western's Current Report on Form 8-K including the exhibits thereto, dated February 7, 1997;

               (2) reviewed ADT's Annual Reports on Form 10-K and related audited financial statements for the five fiscal years ended December 31, 1995, ADT's Quarterly Reports on Form 10-Q and the related unaudited financial statements for the quarterly periods ending March 31, 1996, June 30, 1996 and September 30, 1996, ADT's filings with the SEC in connection with the proposed merger with Republic Industries, Inc. that was terminated in September 1996 and ADT's Current Report on Form 8-K, as amended to September 5, 1996, filed in connection with the acquisition by ADT of Automated Security (Holdings) PLC;

               (3) reviewed Western's S-4 and the Proxy Materials, each as amended to the date hereof;

               (4) reviewed KCPL's Annual Report on Form 10-K and related audited financial statements of KCPL for the fiscal year ended December 31, 1995 and KCPL's Quarterly Reports on Form 10-Q and related unaudited financial statements for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996;

               (5) reviewed ONEOK's Annual Report on Form 10-K and related audited financial statements for the fiscal year ended August 31, 1996 and ONEOK's Quarterly Report on Form 10-Q and related unaudited financial statements for the quarterly period ended November 30, 1996;

               (6) reviewed certain financial information, including financial forecasts, relating to the financial condition, business, earnings, cash flow, assets, liabilities, and prospects of ADT, that were furnished to us by ADT;

               (7) conducted discussions with members of senior management of ADT concerning its financial condition, business, earnings, cash flow, assets, liabilities, operations, contingencies and prospects;

               (8) reviewed the historical market prices and trading activity for the Shares and Western's common stock and compared such data with indices that we deemed relevant;

               (9) compared the respective financial condition and results of operations of ADT with that of certain publicly traded companies that we deemed to be relevant;

               (10) compared the proposed financial terms of the Offer with the financial terms of certain other mergers and acquisitions that we deemed to be relevant;

               (11) considered, based upon information provided by ADT and publicly available for Western, Westinghouse Security, Inc. ("Westinghouse Security"), ONEOK and KCPL, the pro forma impact of Western's acquisition of Westinghouse Security, the pending sale to ONEOK of Western's natural gas business, Western's proposed merger with KCPL and the Offer on the income statement, balance sheet and cash flows of Western, including earnings and dividends per share, consolidated capitalization and certain balance sheet, income statement and cash flow data and ratios of Western; and

               (12) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

               In preparing our opinion, with your consent we have relied on the accuracy and completeness of all information supplied or otherwise made available to us, and we have not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, nor have we been furnished any such evaluation or appraisal. In addition, with your consent, we have relied upon the management of ADT as to the reasonableness and achievability of the financial forecasts (and the assumptions and bases therefor) provided to, and discussed with, us with respect to ADT. In that regard, we have assumed and relied with your consent that such forecasts reflect the best currently available estimates, allocations and judgments of ADT as to the future financial performance of ADT. Our opinion is necessarily based on economic market and other conditions as in effect on, and the information made available to us as of, the date hereof.

               We have been retained by the Board of Directors of ADT as an independent contractor to act as financial advisor to ADT with respect to the Offer and will receive a fee for our services. We have, in the past, provided financial advisory and financing services to ADT and received customary fees for the rendering of such services. In addition, in the ordinary course of our securities business, we may actively trade debt and/or equity securities of Western and ADT and their respective affiliates for our own account and the accounts of our customers, and we therefore may from time to time hold a long or short position in such securities. In addition, ADT has been advised by us that we are currently acting as financial adviser to KCPL in connection with its merger with Western.

               Our opinion is directed to the Board of Directors of ADT and does not constitute a recommendation to any shareholder of ADT as to how such shareholder should vote at any shareholder meeting of ADT held in connection with the Offer.

               On the basis of, and subject to the foregoing, we are of the opinion that the proposed Exchange Consideration pursuant to the Offer is inadequate to the shareholders of ADT, other than Western and its affiliates, from a financial point of view.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER &
                                             SMITH INCORPORATED


                                          By ________________________________
                                             Managing Director
                                             Investment Banking Group


                             [Front of Proxy Card]

   This proxy must be received, at the appropriate address indicated below,
by D.F. King & Co., Inc., prior to    , (Eastern Standard Time) on July 7, 1997
or by D.F. King (Europe) Limited         (British Summer Time) on July 7, 1997,
or by AS&K Services Limited, prior to           (Bermuda time) on July 7, 1997,
   in the case of D.F. King & Co., Inc. and D.F. King (Europe) Limited, for
                   delivery to the Registrar of the Company.


Proxy Solicited by the Board of Directors of ADT Limited, a company organized under the laws of Bermuda, for the Special General Meeting of
           Shareholders to be held on July 8, 1997 at 9:00 a.m.,
             Cedar House, 41 Cedar Avenue, Hamilton, Bermuda.

The undersigned, being a holder of common shares, par value $0.10 per share (the "Shares"), of ADT Limited ("ADT"), hereby appoints Michael A. Ashcroft or failing him Stephen J. Ruzika or failing him John D. Campbell as his proxy at the Special General Meeting to be held on July 8, 1997 (and any adjournment thereof) and to vote on behalf of the undersigned (or abstain from voting) as indicated on the reverse of this card or, to the extent that no such indication is given, as the proxy determines in his discretion. The Special General Meeting has been convened to consider proposals (the "Western Proposals") to: (i) remove all of the present members of the Board of Directors of ADT (the "ADT Board") and any person or persons elected or designated by any of such directors to fill any vacancy or newly created directorship, (ii) reduce the number of seats on the ADT Board to two, and
(iii) elect Steven L. Kitchen and Steven A. Millstein as the directors of ADT or, if either is unable to serve as a director of ADT due to death, disability or otherwise, any other person designated as a nominee by Westar Capital, Inc. (the "Western Nominees"). In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof, including any motion to adjourn the meeting. The undersigned hereby revokes any previously dated proxies with respect to the Special General Meeting.

------------------------------------------------------------------------------

Please indicate on the reverse of this card how your shares are to be voted. The ADT Board recommends a vote AGAINST each of the Western Proposals. If this card is returned signed but not marked with any indication as to how to vote, the undersigned will be deemed to have directed the proxy to vote
                  AGAINST each of the Western Proposals.

------------------------------------------------------------------------------

Completed proxy cards should be returned to: ADT Limited, c/o D.F. King & Co.,
     Inc., 55 Water Street, 20th Floor, New York, NY 10005 (if by hand) or
ADT Limited c/o D. F. King & Co., Inc., Wall Street Station, P.O. Box 411, New
                  York, New York 10269-0069 (if by mail), or
ADT Limited c/o D. F. King (Europe) Limited, Royex House, Aldermanbury Square,
              London EC2V 7HR, United Kingdom (by hand or mail), or ADT Limited, c/o AS&K Services Limited, P.O. Box 1179, Hamilton HM EX,
                          Bermuda (by hand or mail),
   in the case of D.F. King & Co., Inc. and D.F. King (Europe) Limited, for
                   delivery to the Registrar of the Company.


                            [Reverse of Proxy Card]


THE BOARD OF DIRECTORS OF ADT LIMITED RECOMMENDS A VOTE AGAINST EACH OF THE WESTERN PROPOSALS.

1.     PROPOSAL TO REMOVE ALL PRESENT MEMBERS OF ADT BOARD.
       [ ] AGAINST        [ ] FOR          [ ] ABSTAIN

2.     PROPOSAL TO REDUCE NUMBER OF SEATS ON ADT BOARD TO TWO.
       [ ] AGAINST        [ ] FOR          [ ] ABSTAIN

3.     PROPOSAL TO ELECT WESTERN NOMINEES STEVEN L. KITCHEN AND
       STEVEN A. MILLSTEIN OR ANY OTHER WESTERN NOMINEE
       AS DIRECTORS.
       [ ] AGAINST        [ ]FOR           [ ] ABSTAIN


       To withhold authority to vote for any Western Nominee, write his name below:

       ______________________________________.


                                         Date:
                                         ___________________________________,
                                         1997

                                         _____________________________________
                                             Signature (and Title, if any)


                                         Please sign your name below exactly
                                         as it appears hereon.  When signing
                                         as attorney, executor, administrator,
                                         trustee or other representative
                                         capacity, please give full title as
                                         such.  If a corporation, please sign
                                         in full corporate name by a duly
                                         authorized director or other officer,
                                         indicating title, or execute under
                                         the corporation's common seal.  In
                                         the case of joint holders, any one
                                         may sign but the first-named in the
                                         share register may exclude the
                                         voting rights of the other joint
                                         holder(s) by voting in person or by
                                         proxy.

IF YOU HAVE QUESTIONS OR NEED ASSISTANCE, PLEASE CONTACT D.F. KING at 1-800-488-8035 (toll-free in the United States), at 0171-600-5005 (in the United Kingdom) or at 212-269-5550 (outside the United States and the United Kingdom).